UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.)

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THE MEET GROUP, INC.
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The Meet Group, Inc.
100 Union Square Drive
New Hope, Pennsylvania 18938

Dear Stockholders:

Our mission at The Meet Group has always been to be the best place to meet new people. In 2018, we added a finer point to that objective — to become the best place to meet new people through video. This important addition reflects our belief that video can continue to transform our business while building community and enabling richer, more meaningful connections for our users worldwide.

We have good reason for that belief. In just 16 months, live video has become the fastest growing product in our history, growing from virtually zero dollars in revenue to an annualized run rate of $82 million as of February 2019. Approximately 20% of our users engage in our video product every day — watching live streams, broadcasting, meeting new people, or giving virtual gifts. We believe this number can grow to at least 30% over time.

We began building our video product and platform in 2016, and in 2017 we brought the product to our MeetMe and Skout apps. In 2018, we completed the rollout of live video to our user base, successfully launching the product on Tagged and then on Lovoo, our largest app by daily active users. By the end of 2019, we expect to bring live video to our newest acquired property, Growlr.

In 2018, we generated approximately 60% of our revenue from user pay sources, which include in-app purchases, such as video gifting and subscription revenue. This is up from just 27% in 2017 and reflects our ongoing transformation to a more diversified revenue model. We expect the percentage of user pay revenue to climb to 70% in 2019 as user pay revenue continues to grow.

Our financial results in 2018 were strong. We increased revenue by 44% year over year to $178.6 million, due largely to the acquisition of LOVOO, which occurred in October of 2017, and as a result of strong growth in video revenue. Adjusted EBITDA was $32.0 million in 2018, an increase from $31.6 million in 2017. We also generated $26.1 million in free cash flow for the year. The stock price performance in 2018 reflected this progress, increasing more by than 50% from the first trading day of the year to the last.

Guided by our mission, we have established three key priorities for 2019:

1) Invest in the core business and features - Having made significant progress transforming our business, we are focused on strengthening our core video platform. This includes building new features to drive monetization, to attract new video users, and to enhance the user experience.

2) Expand into adjacencies to attract new audiences - We plan to expand our product offerings to new geographies, niches, and use cases, both organically and inorganically. This includes the development of standalone apps, that we believe will enable community and connection for users beyond our existing audience.

This priority also includes acquiring communities of significance, as we did with the acquisition of Growlr, which we announced in March of 2019. We are thrilled to add Growlr to The Meet Group as the 5th of our core apps. Growlr is a global same-sex dating and social media app, which we believe provides us with a meaningful entree into the gay dating space.

3) Grow adjusted EBITDA margins - We believe we can grow adjusted EBITDA margins while also investing in our fast-growing video business by implementing ongoing cost improvements as we continue to scale video, by enacting pricing optimizations, and through marketing efficiencies and cross-promotional opportunities.

We believe that our commitment to corporate responsibility and sustainability is an important driver of long-term shareholder value. As such, we continue to execute on business initiatives focused on governance, the broader community, and our workforce. Our governance initiatives include linking executive pay to performance, as outlined in more detail in this proxy statement. In 2018, we also continued to engage with our shareholders to solicit feedback and gain an understanding of shareholder priorities.
Leveraging the success of our virtual video gifting product, in 2018 we partnered with several non-for profit organizations including Alex’s Lemonade Stand Foundation, Ryan’s Well Foundation, and the ALS Association to enable users to contribute gifts to one of the designated charities. This was an important step in creatively using our apps to contribute to organizations across our community, and we expect to do more in 2019.

On behalf of the Board and our management team, thank you for your continued support. We look forward to continuing to execute on the plan and product roadmap we have laid out to create value for our customers and our stockholders.

Sincerely,

/s/ Geoffrey Cook
Geoffrey Cook
Chief Executive Officer

_________________________

* Adjusted EBITDA is not calculated and presented in accordance with generally accepted accounting principles (“GAAP”). See Appendix A for a definition of this and other non-GAAP financial measures and for a reconciliation of each non-GAAP financial measure to the most direct comparable GAAP financial measure.

The Meet Group, Inc.

100 Union Square Drive

New Hope, Pennsylvania 18938

Telephone: (215) 862-1162

To the Stockholders of The Meet Group, Inc.:

We are pleased to invite you to attend the 2019 Annual Meeting of the Stockholders of The Meet Group, Inc., which will be held at 10:00 a.m. on Wednesday, June 12, 2019 at the offices of our outside legal counsel Morgan, Lewis & Bockius LLP located at 1701 Market Street, Philadelphia, Pennsylvania 19103, for the following purposes:

1.	To elect six members to our Board of Directors;

2.	To hold an advisory vote to approve our named executive officer compensation as disclosed in this proxy statement;

3.	To ratify the appointment of RSM US LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019;

4.	To approve our Amended and Restated Certificate of Incorporation; and

5.	To transact such other business that may properly come before the meeting.

The Meet Group, Inc.’s Board of Directors has fixed the close of business on April 18, 2019 as the record date for a determination of stockholders entitled to notice of, and to vote at, this Annual Meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of the Stockholders to Be Held on June 12, 2019: This Proxy Statement and the 2018 Annual Report on Form 10-K are available at: https://www.proxyvote.com.

If You Plan to Attend

Registration and seating will begin at 9:30 a.m. Shares of stock can be voted at the Annual Meeting only if the holder is present in person or by valid proxy.

For admission to the Annual Meeting, each stockholder may be asked to present valid picture identification, such as a driver’s license or passport, and proof of stock ownership as of the record date, such as the enclosed proxy card or a brokerage statement reflecting stock ownership. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

If you do not plan on attending the meeting, please vote your shares via the Internet, by phone or by signing and dating the enclosed proxy and return it in the business envelope provided. Your vote is very important.

By the Order of the Board of Directors

/s/ SPENCER RHODES
Spencer Rhodes
Chairman of the Board

Dated: April 29, 2019

Whether or not you expect to attend in person, we urge you to vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares via the Internet, by phone or by signing, dating, and returning the enclosed proxy card will save The Meet Group, Inc. the expenses and extra work of additional solicitation. An addressed envelope for which no postage is required if mailed in the United States is enclosed if you wish to vote by mail. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option. Your vote is important, so please act today!

Cautionary Note Regarding Forward Looking Statements

Certain statements in this Proxy Statement may be considered to be “forward-looking statements” as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995. In particular, these forward-looking statements include, among others, statements about, opportunities for and growth of our business, our plans regarding product development and enhancements, and our expectations regarding profitability. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “expect,” and similar expressions, as they relate to us, are intended to identify forward-looking statements.  We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs.  These forward-looking statements speak only as of the date of this Proxy Statement; we assume no obligation to, and do not necessarily intend to, update these forward-looking statements. Important factors, uncertainties and risks that may cause actual results to differ materially from these forward-looking statements are contained in the Risk Factors set forth on the Form 10-K for the year ended December 31, 2018.

Note Regarding Forward-Looking Statements and Non-GAAP Financial Measures: See Appendix A for important information regarding forward-looking statements and financial measures not calculated in accordance with U.S. Generally Accepted Accounting Principles contained in this proxy statement.

The Meet Group, Inc.

100 Union Square Drive

New Hope, Pennsylvania 18938

Telephone: (215) 862-1162

2019 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

VOTING

Why am I receiving these materials?

These proxy materials are being sent to the holders of shares of the voting stock of The Meet Group, Inc., a Delaware corporation, (referred to in this proxy statement as The Meet Group, we, our, us or the Company) in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at the 2019 Annual Meeting of Stockholders to be held at 10:00 a.m. on Wednesday, June 12, 2019 at the offices of our outside legal counsel Morgan, Lewis & Bockius LLP located at 1701 Market Street, Philadelphia, Pennsylvania 19103. The proxy materials relating to the Annual Meeting are first being mailed to stockholders entitled to vote at the meeting on or about May 1, 2019. A copy of our Annual Report on Form 10-K for the year ended December 31, 2018 has been mailed concurrently with this Proxy Statement.

Who is Entitled to Vote?

The Meet Group’s Board has fixed the close of business on April 18, 2019 as the record date for a determination of stockholders entitled to notice of, and to vote at, this Annual Meeting or any adjournment thereof. On the record date, there were 75,319,567 shares of common stock outstanding, which class is voting stock. Each share of The Meet Group’s common stock represents one vote that may be voted on each matter that may come before the Annual Meeting.

What is the Difference Between Holding Shares as a Record Holder and as a Beneficial Owner?

If your shares are registered in your name with our transfer agent, Action Stock Transfer, you are the “record holder” of those shares. If you are a record holder, these proxy materials have been provided directly to you by The Meet Group.

If your shares are held in a stock brokerage account, a bank or other holder of record, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials have been forwarded to you by that organization. As the beneficial owner, you have the right to instruct this organization on how to vote your shares.

Who May Attend the Meeting?

Record holders and beneficial owners may attend the Annual Meeting. If your shares are held in street name, you will need to bring a copy of a brokerage statement or other documentation reflecting your stock ownership as of the record date.

How Do I Vote?

Record Holder

1.	Vote by Internet. The website address for Internet voting is on your proxy card.

2.	Vote by phone. Call 1 (800) 690-6903 and follow the instructions on your proxy card.

3.	Vote by mail. Mark, date, sign and mail promptly the enclosed proxy card (a postage-paid envelope is provided for mailing in the United States).

4.	Vote in person. Attend and vote at the Annual Meeting.

Beneficial Owner (Holding Shares in Street Name)

1.	Vote by Internet. The website address for Internet voting is on your vote instruction form.

2.	Vote by mail. Mark, date, sign and mail promptly the enclosed vote instruction form (a postage-paid envelope is provided for mailing in the United States).

3.	Vote in person. Obtain a valid legal proxy from the organization that holds your shares and attend and vote at the Annual Meeting.

If you vote by Internet or phone, please DO NOT mail your proxy card.

Is My Vote Confidential?

Yes, your vote is confidential. Only the following persons have access to your vote: election inspectors, individuals who help with processing and counting your votes and persons who need access for legal reasons. If you write comments on your proxy card, your comments will be provided to The Meet Group, but how you vote will remain confidential.

What Constitutes a Quorum?

To carry on the business of the Annual Meeting, we must have a quorum. Our Bylaws provide that the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business at the Annual Meeting or any adjournment thereof. Broker non-votes (because there are routine matters presented at the Annual Meeting) and abstentions are counted as present for the purpose of determining the existence of a quorum.

The stockholders present at a duly called or convened meeting at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. In the absence of a quorum at the Annual Meeting or any adjournment thereof, a majority in voting interest of those present in person or by proxy and entitled to vote, or any officer entitled to preside at, or to act as secretary of, the Annual Meeting may adjourn the Annual Meeting until stockholders holding the amount of stock requisite for a quorum are present in person or by proxy.

What is a Broker Non-Vote?

If your shares are held in “street name,” you must instruct the broker or such other nominee as to how to vote your shares by following the instructions that the broker or other nominee provides to you. Brokers usually offer the ability for stockholders to submit voting instructions by mail by completing a vote instruction form, by telephone or over the Internet. If you do not provide instructions to your broker or other nominee, your shares will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote. This is called a “broker non-vote.” Brokers will not have discretionary authority to vote on Proposal 1 (election of directors), Proposal 2 (advisory vote on compensation of Named Executive Officers) or on Proposal 4 (Amended and Restated Certificate of Incorporation).

Important Rule Affecting Beneficial Owners Holding Shares In Street Name

Brokers may no longer use discretionary authority to vote shares on the election of directors if they have not received instructions from their clients. Please submit your vote instruction form so your vote is counted.

Which Proposals are Considered “Routine” or “Non-Routine”?

Proposal 3 is routine and Proposals 1, 2 and 4 are non-routine.

How are Abstentions Treated?

An abstention occurs when a stockholder attends a meeting, either in person or by proxy, but specifically indicates an abstention from voting on one or more of the proposals. If you submit a proxy card or provide proxy instructions to your broker or other nominee and affirmatively elect to abstain from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum for the meeting, but will not be voted at the Annual Meeting. Abstentions only have an effect on the outcome of any matter being voted on that requires a certain level of approval based on our total voting stock outstanding. Thus, abstentions do not have any effect on any of the proposals at the Annual Meeting.

How Many Votes are Needed for Each Proposal to Pass and is Broker Discretionary Voting Allowed?

For matters at the Annual Meeting other than the election of directors, if a quorum is present, all actions taken by the holders of a majority of the votes cast on the proposal, excluding abstentions, shall be the act of the stockholders. For the election of directors at the Annual Meeting, if a quorum is present, each nominee must receive a majority of the votes cast for such nominee’s election, excluding abstentions, in order to be elected.

Proposal	Vote Required	Broker Discretionary Vote Allowed
Proposal 1: Election of Directors	The votes cast for a nominee’s election must exceed the votes cast against such nominee’s election.(*)	No
Proposal 2: Advisory vote on compensation of Named Executive Officers	The affirmative vote of the holders of a majority of the votes cast.	No
Proposal 3: Appointment of the Independent Registered Public Accounting Firm	The affirmative vote of the holders of a majority of the votes cast.	Yes
Proposal 4: Amended and Restated Certificate of Incorporation	The affirmative vote of the holders of a majority of the votes cast.	No

* Because all nominees are current directors, if the votes cast for a nominee’s election do not exceed the votes cast against such nominee’s election, then our Bylaws require that such director promptly tender his or her irrevocable resignation to the Board. For a summary of the procedures for the Board to review and render a decision with respect to such an irrevocable resignation, see “Corporate Governance - Majority Voting in the Election of Directors.”

What Are the Voting Procedures?

In voting by proxy with regard to the election of directors, you may vote for the nominee or against the nominee, or you may abstain from voting on the nominee. With regard to the other proposals, you may vote for the proposal or against the proposal, or you may abstain from voting on the proposal. You should specify your respective choices on the accompanying proxy card or your vote instruction form.

Is My Proxy Revocable?

You may revoke your proxy and reclaim your right to vote up to and including the day of the Annual Meeting by giving written notice to the Corporate Secretary of The Meet Group, Inc., by delivering a proxy card dated after the date of the proxy or by voting in person at the Annual Meeting. All written notices of revocation and other communications with respect to revocations of proxies should be addressed to: The Meet Group, Inc., 100 Union Square Drive, New Hope, Pennsylvania 18938, Attention: Corporate Secretary, or by facsimile to (215) 933-6882.

Who is Paying for the Expenses Involved in Preparing and Mailing this Proxy Statement?

All of the expenses involved in preparing, assembling and mailing these proxy materials and all costs of soliciting proxies will be paid by The Meet Group. In addition to the solicitation by mail, proxies may be solicited by our officers and other employees by telephone or in person. Such persons will receive no compensation for their services other than their regular salaries. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the shares held of record by such persons, and we may reimburse such persons for reasonable out of pocket expenses incurred by them in so doing.

What Happens if Additional Matters are Presented at the Annual Meeting?

Other than the items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Messrs. Geoffrey Cook and James Bugden, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

What is “Householding” and How Does it Affect Me?

Record holders who have the same address and last name will receive only one copy of their proxy materials, unless we are notified that one or more of these record holders wishes to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Stockholders who participate in householding will continue to receive separate proxy cards.

If you are eligible for householding, but you and other record holders with whom you share an address, receive multiple copies of these proxy materials, or if you hold Meet Group stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our transfer agent, Action Stock Transfer (in writing: Ms. Justeene Blankenship, Action Stock Transfer Corp., 7069 S. Highland Dr., Suite 300, Salt Lake City, UT 84121; or by telephone: (801) 274-1088; or by facsimile: (801) 274-1099).

If you participate in householding and wish to receive a separate copy of these proxy materials, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact Action Stock Transfer as indicated above. Beneficial owners can request information about householding from their brokers, banks or other holders of record.

Do I Have Dissenters’ (Appraisal) Rights?

Appraisal rights are not available to Meet Group stockholders with any of the proposals described above to be brought before the Annual Meeting.

Can a Stockholder Present a Proposal or Nomination to be Considered at the 2019 Annual Meeting?

If a stockholder of the Company wishes to submit a proposal or nomination to be considered at our 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”), the following is required:

•For a stockholder proposal to be considered for inclusion in The Meet Group’s Proxy Statement for the 2020 Annual Meeting, our Corporate Secretary must receive the written proposal no later than January 4, 2020, which is the 120th calendar day prior to the anniversary date this Proxy Statement was mailed to stockholders in connection with the 2019 Annual Meeting. Such proposals also must comply with regulations of the Securities and Exchange Commission (the “SEC”) under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding the inclusion of stockholder proposals in company sponsored materials.

•For a stockholder proposal that is not intended to be included in The Meet Group’s Proxy Statement under Rule 14a-8 of the Exchange Act, to be properly brought before the 2020 Annual Meeting by a stockholder, the stockholder must have met the requirements of our Bylaws and given timely notice of the proposal in writing to our Corporate Secretary (the “Proposal Notice”), which Proposal Notice must be in proper form as provided in our Bylaws, and the making of such proposal must be permitted by applicable law, our certificate of incorporation and our Bylaws, and must comply with the notice and other procedures set forth in our Bylaws in all applicable respects. To be timely, the Proposal Notice must be delivered to, or mailed and received by, our Corporate Secretary at our principal office not earlier than the close of business on January 14, 2020, which is the 150th calendar day prior to the one-year anniversary date of the 2019 Annual Meeting, and not later than the close of business on February 13, 2020, which is the 120th calendar day prior to the one-year anniversary date of the 2019 Annual Meeting.

•Additionally, a stockholder submitting a proposal must be a stockholder at the time of delivery of the notice to the Corporate Secretary on the record date, and on the date of the 2020 Annual Meeting, and must be entitled to vote at the 2020 Annual Meeting.

•For a stockholder nomination to the Board to be considered for inclusion in The Meet Group’s Proxy Statement for the 2020 Annual Meeting, the stockholder must have given timely notice of the nomination in writing to our Corporate Secretary (the “Nominating Notice”), which Nominating Notice shall be in proper form as provided in our Bylaws, and must comply with the notice and other procedures set forth in our Bylaws in all applicable respects. To be timely, the Nominating Notice must be made in writing and delivered to, or mailed and received by, our Corporate Secretary at our principal office not earlier than the close of business on January 14, 2020, which is the 150th calendar day prior to the one-year anniversary date of the 2019 Annual Meeting, and not later than the close of business on February 13, 2020, which is the 120th calendar day prior to the one-year anniversary date of the 2019 Annual Meeting.

If the information submitted by a stockholder in a Proposal Notice or Nomination Notice is not true, correct and complete in all respects prior to the applicable deadline for such notice, then such information may be deemed not to have been provided in accordance with the applicable provisions of our Bylaws. Any Proposal Notice or Nomination Notice for the 2020 Annual Meeting should be sent to our principal office: The Meet Group, Inc., Attention: Corporate Secretary, 100 Union Square Drive, New Hope, Pennsylvania 18938.

Board Recommendation

The Board unanimously recommends that stockholders vote “For” each the election to the Board of each of the nominees in Proposal 1, “For” Proposal 2, “For” Proposal 3 and “For” Proposal 4.

PROPOSAL 1.  ELECTION OF DIRECTORS

At the Annual Meeting, the stockholders will elect six directors to serve until the 2020 Annual Meeting or until their respective successors are elected and qualified. The size of our Board is currently set at seven, but will be reduced to six, effective as of the Annual Meeting in connection with the departure of Spencer Grimes, who is not standing for election this year.

The Board of Directors proposes the election of the following nominees as directors:

•	Jean Clifton

•	Geoffrey Cook

•	Christopher Fralic

•	Spencer Rhodes,
Chairman of the Board

•	Bedi Singh

•	Jason Whitt

All of the above persons serve on our Board, have been nominated for election this year and have agreed to serve if elected.

A nominee for director shall be elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. If a nominee becomes unavailable for election before the Annual Meeting, the Board can name a substitute nominee and proxies will be voted for such substitute nominee unless an instruction to the contrary is written on the proxy card. The principal occupation and certain other information about the nominees are set forth below.

The Board recommends that stockholders vote “For” the election to the Board of each of the nominees named herein.

Board of Director Nominees

Jean Clifton, age 58, has served as a director of the Company since June 2013. Ms. Clifton joined Clearview Pyramid Acquisition Company, Inc. in January 2018 as Executive Vice President and Chief Financial Officer. Ms. Clifton performs consulting services through Platinum Strategic Partners, LLC, a financial and operations consulting firm she founded in 2006. Immediately prior to Ms. Clifton’s current position, she was a founder and served as the Chief Financial Officer of Veterinary Specialists of North America, LLC since its formation in July 2014. Ms. Clifton also previously served as CFO WestwoodOne (f/k/a Dial Global, Inc.) from June 2012 through January 2014 after completing the sale of the company and post-sale integration work. From July 1986 through June 2006, Ms. Clifton worked for Journal Register Company, a New York Stock Exchange listed company, and its predecessor companies, in various capacities in the U.S. and Europe, including as President and Chief Operating Officer from 2005 to 2006 and Executive Vice President, Chief Financial Officer and Treasurer from 1989 to 2005 and served on the Board of Directors of the company. Ms. Clifton has held Chief Financial Officer/Chief Accounting Officer positions at Readers’ Digest and three MidOcean Partners portfolio companies (Penton Media from 2008 through 2010, Olympus Media and Jones & Frank). She graduated from the University of Michigan School of Business with a BBA. Ms. Clifton was selected to serve on our Board because of her financial experience, including her roles in raising billions of dollars in various forms of debt capital (for acquisition plans and other purposes) and managing the capital allocation for both private and public companies in the United States and Europe.

Geoffrey Cook, age 40, has served as a director of the Company since November 2011, and as our Chief Executive Officer since March 2013. Mr. Cook started myYearbook in 2005, which would become MeetMe in 2012 and would become The Meet Group in 2017. Mr. Cook was appointed to the Board in connection with the merger of the Company with Insider Guides, Inc. d/b/a myYearbook (“myYearbook”), where he served as Chief Executive Officer. Mr. Cook previously founded EssayEdge and ResumeEdge while a student at Harvard University in 1997 and sold them to the Thomson Corporation in 2002. He graduated from Harvard University with a BA. Mr. Cook serves as a director pursuant to his employment agreement with the Company. The companies Mr. Cook has led have received numerous awards including Deloitte Technology Fast 500, #3 Fastest Growing Company in North America, “83,209% Five-Year Growth”; Best Places to Work in Pennsylvania; Inc. 500, #394, “861% Three-Year Growth”; and AlwaysOn Global 250 Top Private Companies. Mr. Cook is the recipient of the Ernst & Young Entrepreneur of the Year Award for the Philadelphia region. He also serves as Mentor at Princeton University’s Keller Center.

Christopher Fralic, age 56, has served as a director of the Company since February 2017. Mr. Fralic is a board partner at First Round Capital, a seed-stage venture firm, where he has worked since March 2006. At First Round he has focused on numerous investment areas that include advertising and marketing technology, social/mobile, eCommerce/travel, connected devices and gaming. Mr. Fralic has over 30 years of technology industry experience including having served in several significant Internet business development roles since 1996. First Round was an early investor in myYearbook and Mr. Fralic was a board observer for myYearbook. Prior to joining First Round, Mr. Fralic served as VP of Business Development at social bookmarking and tagging company del.icio.us through its acquisition by Yahoo! He was also one of the early employees at Half.com, where he served as VP of Business Development starting in 1999, and following the company’s acquisition by eBay, he spent six years with eBay in a variety of business development, media and entertainment roles. Mr. Fralic has also attended the TED Conference for more than 20 years and helped to launch TEDTalks, which have been viewed over ten billion times. He graduated from Villanova University with a BSBA and from St. Joseph’s University with an MBA. Mr. Fralic was selected to serve on our Board because he is a well-known technology veteran who brings substantial experience to The Meet Group, including a strong network and deep industry expertise.

Spencer Rhodes, age 41, has been the non-executive Chairman of the Board since July 6, 2016 and a director since April 24, 2013. Mr. Rhodes is a Partner at CQS. He has been with CQS since March 2018. Previously, Mr. Rhodes was a Managing Director at Man Group plc, an investment management firm, where he helped lead the Global Private Markets business. Prior to that, Mr. Rhodes led the creation of the Alternative Investments division at Allianz Global Investors, where he served as Alternative Investments Global Business Manager, Global Head of Alternative Investment Product Specialists, and member of the Global Investment Management Committee. He was with Allianz Global Investors from 2013 to 2017. Prior to that, he was Chief Operating Officer and Head of Business Development at Tradewinds Investment Management LP (2008 to 2013), and a Vice President at BlackRock. Mr. Rhodes was an angel investor and board observer for myYearbook, one of The Meet Group’s predecessor companies, from 2006 to 2011. He graduated from Harvard University with a BA (Honors), Harvard Business School with an MBA, and the University of Cambridge with a Master's in Sustainability Leadership. Since having been a Congress-Bundestag Scholar in Germany, Mr. Rhodes has maintained a strong connection to the country, earning a citation in German language at Harvard, working at Allianz, and having been selected as an Atlantik-Brücke Young Leader, an American Council on Germany Young Leader, and a Manfred Wörner Fellow. He holds the investment industry designations Certified Investment Management Analyst (CIMA) and Chartered Alternative Investment Analyst (CAIA), as well as two corporate governance credentials: Board Leadership Fellow of the National Association of Corporate Directors (NACD) and Chartered Director from the Institute of Directors (IoD). Mr. Rhodes was selected to serve on our Board because of his investment experience and his experience with emerging companies.

Bedi Singh, age 59, has served as a director since September 2017. From December 2012 through March 2017, Mr. Singh served as Chief Financial Officer of News Corporation, a multinational mass media corporation. From 2008 to 2010, Mr. Singh served as Co-CEO, President and Chief Financial Officer for MGM Studios, a media company. From 2006 through 2008, Mr. Singh served as Chief Financial Officer at Gemstar-TV Guide. Before that, from 2004 to 2006, Mr. Singh served as Chief Finance and Administration Officer at Novartis Pharma A.G. and, from 1999 to 2003, as Executive Vice President and Chief Financial Officer of Sony Pictures Entertainment. Before joining Sony Pictures Entertainment, he held a number of senior finance positions at 21st Century Fox, including at News International (now known as News UK) as Financial Controller and Fox Filmed Entertainment as Deputy Chief Financial Officer and as Senior Vice President, Office of the Chairman of News Corporation. He graduated from the London School of Economics with a BSc Economics and from the Program for Management Development at the Harvard Business School. Mr. Singh is a Fellow of The Institute of Chartered Accountants in England and Wales. Mr. Singh was selected to serve on our Board because of his public company operating and finance experience.

Jason Whitt, age 47, has served as a director since August 2014. Mr. Whitt is the GM/President of Serviz, an on-demand home services company, which he has been with since March 2015. He was the Senior Vice President of Corporate and Business Development of ReachLocal, Inc., an internet marketing and software company, a position he held since joining ReachLocal from March 2011 to February 2015. From June 2005 through February 2011, Mr. Whitt was a venture capital investor for VantagePoint

Venture Partners, where he focused on investments in Internet/digital media, cloud software, mobile, consumer, and healthcare IT. From September 2000 through May 2005, Mr. Whitt was responsible for acquisitions, venture investing, and corporate strategy for Cisco Systems’ Corporate Business Development group, where he led transactions involving communications software, enterprise collaboration, mobile/wireless, digital media, and consumer technology. He graduated Stanford University with a BS and an MBA. Mr. Whitt was selected to serve on our Board because of his investment experience and his experience with technology companies.

There are no family relationships between any of our directors and/or executive officers.

CORPORATE GOVERNANCE

Board Responsibilities and Structure

The Board oversees, counsels, and directs management in the long-term interest of The Meet Group and its stockholders. The Board’s responsibilities include establishing broad corporate policies, monitoring risk, and reviewing the overall performance of The Meet Group.

Board Committees and Charters

The Board and its committees meet throughout the year on a set schedule, hold special meetings, and act by written consent from time to time as appropriate. The Board delegates various responsibilities and authority to its Board committees. Committees regularly report on their activities and actions to the Board. The Board currently has, and appoints the members of the Audit Committee, the Compensation Committee, the Investor Relations Committee and the Nominating and Governance Committee, which we refer to as the “Governance Committee.”  The Audit Committee, the Compensation Committee, the Investor Relations Committee and the Governance Committee each have a written charter approved by the Board. We post each charter on our website at http://ir.themeetgroup.com/CustomPage/Index?KeyGenPage=1073752493. The following table identifies the independent and non-independent current Board and committee members:

Name	Independent	Audit	Compensation	IR	Governance
Jean Clifton	✓	Chair	✓
Geoffrey Cook
Christopher Fralic	✓		Chair
Spencer Grimes	✓			✓
Spencer Rhodes	✓			✓	Chair
Bedi Singh	✓	✓		Chair
Jason Whitt	✓	✓			✓

The Board held five meetings in 2018. The Meet Group does not have a policy with regard to directors’ attendance at annual meetings. One director attended the 2018 Annual Meeting. In 2018, the Audit Committee held six meetings, the Compensation Committee held four meetings, the Investor Relations Committee held one meeting and the Governance Committee held three meetings.

Independence

As required by the NASDAQ rules, a majority of the members of our Board must qualify as “independent,” as affirmatively determined by our Board. Our Board consults with our general counsel to ensure that its determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in the applicable NASDAQ rules. The Board has determined Ms. Clifton, and Messrs. Fralic, Parmelee, Grimes, Rhodes, Singh and Whitt, are independent directors in accordance with the listing rules of NASDAQ. The Board has determined that each of the members of the Audit Committee, Ms. Clifton and Messrs. Singh and Parmelee, are independent in accordance with the independence standards for audit committees under the NASDAQ listing rules and Rule 10A-3 of the Exchange Act. The Board has determined that each of the members of the Compensation Committee, Ms. Clifton and Mr. Fralic, are independent in accordance with the independence standards for compensation committees under the NASDAQ listing rules and Rule 10C-1 of the Exchange Act.

Audit Committee

The Audit Committee assists the Board in its general oversight of our financial reporting, internal control, and audit functions, and is responsible for the appointment, retention, compensation, and oversight of the work of our independent registered public accounting firm. Our Board has determined that each Audit Committee member has sufficient knowledge in reading and understanding our financial statements to serve on the Audit Committee.

The Board has determined that Ms. Clifton is qualified as an “audit committee financial expert,” as that term is defined by the applicable rules of the SEC and NASDAQ and in compliance with the Sarbanes-Oxley Act of 2002. This designation does not impose any duties, obligations or liabilities that are greater than the duties, obligations and liabilities imposed by being a member of the Audit Committee or of the Board.

Compensation Committee

The Compensation Committee assists the Board in meeting its responsibilities with regard to oversight and determination of executive compensation. Among other things, the Compensation Committee reviews, recommends and annually approves the compensation of the Chief Executive Officer, and the salaries and other compensation of the Company’s other executive officers, and administers the Company’s equity incentive plans (including reviewing, recommending and approving stock option and other equity incentive grants to executive officers). The Compensation Committee is also responsible for reviewing and recommending possible changes in Board compensation for non-employee directors.

Nominating and Governance Committee

The Nominating and Governance Committee assists the Board in determining the desired experience, mix of skills and other qualities to assure appropriate Board composition, identifying highly qualified individuals meeting those criteria to serve on the Board; proposing to the Board a slate of nominees for election by the stockholders at the Annual Meeting, reviewing candidates nominated by stockholders for election to the Board; developing plans regarding the size and composition of the Board and its committees; developing and recommending to the Board a set of corporate governance principles applicable to the Company.

In fulfilling its responsibilities, the Governance Committee considers the following factors in reviewing possible candidates for nomination as a director of The Meet Group:

(i)	the appropriate size of our Board and its committees;

(ii)	the perceived needs of our Board for particular skills, background and business experience;

(iii)
diversity, including social media and Internet experience, public company experience, finance background, reputation, and business experience of nominees compared to those already possessed by other members of our Board;

(iv)	nominees’ independence from management; and

(v)	the applicable regulatory and listing requirements, including independence requirements and legal considerations.

The Governance Committee will consider persons recommended by stockholders if such stockholders follow the timelines and procedures set forth in the Company’s Bylaws and as set forth in this proxy statement under the heading “Can a Stockholder Present a Proposal or Nomination to be Considered at the 2020 Annual Meeting?” If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to the Governance Committee.

The Governance Committee periodically reviews and monitors The Meet Group’s corporate governance guidelines to assure that they reflect best practices and are appropriate for The Meet Group and to assist the Board in achieving such best practice. Additionally, the Governance Committee periodically reviews and monitors, with the assistance of management and outside counsel, applicable regulatory requirements relevant to The Meet Group’s corporate governance guidelines to assure compliance therewith.

Investor Relations Committee

The Investor Relations Committee assists the Board in monitoring and assisting The Meet Group’s management with the strategic direction and overall status of its investor relations and public relations programs, conducting regular informal meetings with The Meet Group’s senior management regarding investor relations and public relations matters, providing oversight and guidance regarding all material investor relations and public relations issues, among other general related functions specifically delegated to the Investor Relations Committee by the Board. The Investor Relations Committee also encourages the development of contacts with significant investors, including funds (index, quantitative, active) and long-term investors.

Majority Voting in the Election of Directors

In an uncontested election, each nominee for election as a director must be elected by majority vote. In such an election, our Bylaws provide that, if a quorum is present, each nominee for director shall be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election.

In such an election, if the nominee who does not receive the vote of at least the majority of the votes cast is an incumbent director nominated for re-election, then our Bylaws require that such incumbent director promptly tender his or her irrevocable resignation to the Board. Our Governance Committee will then make a recommendation to the Board on whether to accept or reject such tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Governance Committee’s recommendation, and publicly disclose (by a press release, a filing with the SEC or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. Our Bylaws permit each of the Governance Committee in making its recommendation, and the Board in making its decision, to consider any factors or other information that the Board or Governance Committee, as applicable, considers appropriate and relevant. A director who tenders his or her resignation is not permitted to participate in the recommendation of the Governance Committee or the decision of the Board with respect to his or her resignation. If a director’s resignation is not accepted by the Board, such director will continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s resignation is accepted by the Board, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board, in each case in accordance with our Bylaws.

Board Diversity

While we do not have a formal policy on diversity, the Governance Committee considers diversity as one of the factors in evaluating the composition of our Board, in addition to the skill set, background, reputation, type and length of business experience of our Board members as well as a particular nominee’s contributions to that mix. Although there are many other factors, the Governance Committee seeks to attract individuals with social media and Internet experience. Additionally, we seek individuals with experience on public company boards, finance, marketing expertise and international background.

Chairman of the Board

The Meet Group has chosen not to combine the Chief Executive Officer and Chairman of the Board positions. The Board believes that it is prudent governance to separate these two functions so that the Chairman of the Board can serve as a check and balance to the Chief Executive Officer and so that the Board can exercise a strong, independent oversight function.

Board Assessment of Risk

The Board is actively involved in the oversight of risks that could affect The Meet Group. This oversight is conducted primarily through the Audit Committee, but the full Board has retained responsibility for general oversight of risks. The Audit Committee considers and reviews with our independent public accounting firm and management the adequacy of our internal controls, including the processes for identifying significant risks and exposures, and elicits recommendations for the improvements of such procedures where desirable. In addition to the Audit Committee’s role, the full Board is involved in oversight and administration of risk and risk management practices by overseeing members of senior management in their risk management capacities. Members of our senior management have day-to-day responsibility for risk management and establishing risk management practices, and members of management are expected to report matters relating specifically to the Audit Committee directly thereto, and to report all other matters directly to the Board as a whole. Members of our senior management have an open line of communication to the Board and have the discretion to raise issues from time-to-time in any manner they deem appropriate, and management’s reporting on issues relating to risk management typically occurs through direct communication with directors or committee members as matters requiring attention arise. Members of our senior management regularly attend all or portions of the Board’s regularly scheduled meetings, and make presentations to the Board on financial and operational matters, which presentations often include a discussion of risks related to our business.

Presently, the primary risks affecting The Meet Group are our ability to attract and retain users and to monetize those users. The Board focuses on these key risks at each meeting and actively interfaces with management on seeking solutions.

Risk Assessment Regarding Compensation Policies and Practices

Our executive compensation program is structured to avoid excessive risk taking by our executives and to avoid taking risks that are reasonably likely to have a material adverse effect on The Meet Group. Our executive compensation program has the following risk-limiting characteristics:

•
Our base pay programs consist of generally competitive salary rates that represent a reasonable portion of total compensation and provide a reliable level of income on a regular basis, which decreases incentive on the part of our executives to take unnecessary or imprudent risks;

•
A portion of each executive’s incentive compensation opportunity is tied to long-term incentive compensation that emphasizes sustained performance over time. This reduces any incentive to take risks that might increase short-term compensation at the expense of longer term results; and

•
Annual equity awards have multi-year vesting which aligns the long-term interests of our executives with those of our stockholders and, again, discourages the taking of short-term risk at the expense of long-term performance.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our directors, executive officers, and shareholders who beneficially own more than 10% of the Company’s outstanding equity stock, file with the SEC initial reports of ownership and reports of changes in ownership of common stock and the other equity securities of the Company. These reporting persons are required by the regulations of the SEC to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of the forms furnished to us, our review of the reports that have been filed and on the representations of the reporting persons we believe that all filing requirements applicable to these persons were complied with during fiscal year 2018, except for Form 4s for each of the Board members that were inadvertently filed late on June 15, 2018 and a Form 4 for William Alena that was inadvertently filed late on April 5, 2018.

Stockholder Communications

Although we do not have a formal policy regarding communications with the Board, stockholders may communicate with the Board by writing to us at The Meet Group, Inc., Attention: Corporate Secretary, 100 Union Square Drive, New Hope, Pennsylvania 18938, or by visiting The Meet Group’s website at http://ir.themeetgroup.com/CustomPage/Index?KeyGenPage=1073752493. Stockholders who would like their submission directed to a member of the Board may so specify, and the communication will be forwarded, as appropriate.

Code of Conduct and Ethics

We have adopted a Code of Conduct and Ethics that applies to all of our directors and employees which is posted on our website at http://ir.themeetgroup.com/CustomPage/Index?KeyGenPage=1073752493. The corporate website is not incorporated into this report.

Director Compensation

In May 2018, the Board commissioned F. W. Cook & Co. (“F. W. Cook”), a compensation consulting firm, to conduct a non-employee director compensation review based on our peer group (as identified below in the section on “Executive Compensation” under “Determination of Compensation Elements”). The study concluded that the additional compensation paid to the Board chair is competitive, the use of restricted stock awards with a short vesting period aligns with market practice and avoids entrenchment and our Board stock ownership guideline set at four times the Board annual cash retainer supports shareholder alignment. In order to streamline the program and to get closer to the market median, F. W. Cook suggested we eliminate the complexity of paying per-meeting fees and increase the annual cash retainer to $35,000 and the committee member retainer by $1,500. Additionally, F. W. Cook suggested setting the annual equity award value at $90,000, which still results in below-median non-employee director total compensation among our peer group.

Acting on F. W. Cook’s recommendation, in 2018 our Board adopted the following director compensation program for our non-employee directors, which consists of the following elements:

•	annual cash retainer of $35,000 and an additional $35,000 annual cash retainer for the Board chair;

•
committee chairpersons - additional retainer fees of $6,000 for the Audit Committee chairperson, $5,000 for the Compensation Committee chairperson, $5,000 for the Investor Relations Committee chairperson, and $2,000 for the Governance Committee chairperson;

•
committee membership - additional retainer fees of $7,500 for the Audit Committee, $6,500 for the Compensation Committee, $6,500 for the Investor Relations Committee, and $2,500 for the Governance Committee;

•	annual equity compensation consisting of a restricted stock award for stock valued at $90,000, which vests on the first anniversary of the date of grant; and

•
if a non-employee director is appointed to the Board in between annual stockholder meetings, the annual compensation payable to that director will be pro-rated for the remaining portion of the term in which the director is appointed to the Board, and the equity compensation payable to that director will vest over one year.

We do not provide our non-employee directors with initial inducement awards when they first join the board other than the regular annual equity award granted to our existing directors.

The following table provides the total compensation for each non-employee director in 2018, including expense reimbursement of travel expenses related to attending Board and Committee meetings.

2018 Director Compensation

Name (a)	Fees Earned or Paid in Cash ($)(b)(1)	Stock Awards ($)(c) (2)	Total ($)(h)	Expense Reimbursement ($)
Spencer Rhodes	80,473	90,000	170,473	18,168
Jean Clifton	59,823	90,000	149,823	—
Christopher Fralic	44,266	90,000	134,266	3,995
Spencer Grimes	21,444	90,000	111,444	78
Jim Parmelee(3)	28,274	—	28,274	—
Bedi Singh	41,374	90,000	131,374	8,967
Jason Whitt	40,617	90,000	130,617	—

_______________

1.
The amounts in this column were determined by prorating the fees for 2018 based on the non-employee director compensation policy prior May 18, 2018 and the fees based on the updated 2018 non-employee director compensation policy adopted on May 18, 2018.

2.
On June 1, 2018, Mr. Rhodes, Ms. Clifton, Mr. Fralic, Mr. Grimes, Mr. Singh and Mr. Whitt, received restricted stock awards of 22,500 shares for service as a director. All of the restrictions on the restricted stock awards will lapse on the first anniversary of the grant date. The amounts in this column represent the aggregate date fair value of the stock awards as of the grant date as computed in accordance with FASB ASC Topic 718. These amounts represent awards that are paid in restricted stock and do not reflect the actual amounts that may be realized by the directors.

3.
Mr. Parmelee resigned from the Board effective June 1, 2018. The vesting of Mr. Parmelee’s outstanding restricted stock award granted on June 27, 2017 that was scheduled to vest on June 27, 2018 was accelerated so that it vested in full on June 1, 2018.

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our common stock as of April 19, 2019, by:

•	each person or entity known by us to beneficially own more than 5% of our common stock;

•	each of the Named Executive Officers in the 2018 Summary Compensation Table;

•	each of our directors and nominees; and

•	all of our executive officers, directors and nominees as a group.

The addresses of those listed below are the same as that of the Company unless otherwise provided.

Name of Beneficial Owner	Amount of Beneficial Ownership (1)	Percent Beneficially Owned (1)
Frederic Beckley(2)	529,474	*
James Bugden(3)	308,254	*
Jean Clifton(4)	118,553	*
Geoffrey Cook(5)	2,040,028	2.7%
Christopher Fralic(6)	33,752	*
Spencer Grimes(7)	22,500	*
Michael Johnson(8)	126,486	*
Spencer Rhodes(9)	80,466	*
Bedi Singh(10)	35,713	*
Jason Whitt(11)	68,882	*
All directors and executive officers as a group (10 persons)(12)	3,364,108	4.3%

Luxor Capital Group(13)	10,895,416	14.5%
Dimensial Fund Advisors LP(14)	6,042,922	8.0%
BlackRock Inc.(15)	5,524,371	7.3%
Rosen (Lawrence A.)(16)	4,025,133	5.3%
_______________

*    Less than 1%

(1) Applicable percentages are based on 75,319,567 shares of common stock outstanding as of April 18, 2019, adjusted as required by rules of the SEC. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days whether upon the exercise of options or otherwise. Shares subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Unless otherwise indicated in the footnotes to this table, The Meet Group believes that each of the shareholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned by them.

(2) Mr. Beckley is an executive officer. Includes 373,885 shares issuable upon the exercise of vested stock options.

(3) Mr. Bugden is an executive officer. Includes 166,667 shares issuable upon the exercise of vested stock options.

(4) Ms. Clifton is a director. Includes 62,000 shares issuable upon the exercise of vested stock options.

(5) Mr. Cook is a director and executive officer. Includes 1,422,659 shares issuable upon the exercise of vested stock options.

(6) Mr. Fralic is a director.

(7) Mr. Grimes is a director.

(8) Mr. Johnson is an executive officer. Includes 73,700 shares issuable upon the exercise of vested stock options.

(9) Mr. Rhodes is a director.

(10) Mr. Singh is a director.

(11) Mr. Whitt is a director. Includes 25,000 shares issuable upon the exercise of vested stock options.

(12) Includes all executive officers and directors of The Meet Group, Inc.

(13) This information is based solely on a review of a Schedule 13G filed with the SEC on February 14, 2019 by Luxor Management, LLC, which beneficially owned 10,895,416 shares, and had shared voting power and shared dispositive power of 10,895,416 shares, respectively. The address of Luxor Management, LLC is 1114 Avenue of the Americas, 28th Floor, New York, New York 10036.

(14) This information is based solely on a review of a Schedule 13G filed with the SEC on February 8, 2019 by Dimensial Fund Advisors LP, which beneficially owned 6,042,922 shares, and had sole voting power over 5,850,254 shares and had sole dispositive power over 6,042,922 shares. The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(15) This information is based solely on a review of a Schedule 13G filed with the SEC on February 6, 2019 by BlackRock, Inc., which beneficially owned 5,524,371 shares, and had sole voting power over 5,056,814 shares and sole dispositive power over 5,524,371 shares. The address of BlackRock, Inc.: 55 East 52nd Street, New York, NY 10055.

(16) This information is based solely on a review of a Schedule 13G filed with the SEC on February 13, 2019 by Lawrence I. Rosen, which beneficially owned 4,025,133 shares, and had sole voting power and sole dispositive power of 4,025,133 shares, respectively. The address of Lawrence I. Rosen is 1578 Sussex Turnpike (Bldg. 5), Randolph, NJ 07869.

EXECUTIVE OFFICERS

Our executive officers as of April 29, 2019, are the following:

Name	Age	Position
Geoffrey Cook	40	Chief Executive Officer
James Bugden	48	Chief Financial Officer
Frederic Beckley	55	General Counsel and Executive Vice President, Business Affairs
Michael Johnson	47	Chief Accounting Officer

Geoffrey Cook has served as our Chief Executive Officer since March 2013. For a summary of Mr. Cook’s background, see “Proposal 1. Election of Directors - Board of Director Nominees.”

James Bugden has served as our Chief Financial Officer since November 2017. Mr. Bugden has served as our Senior Vice President, Corporate Development and General Manager, West Coast from February 2017 to November 2017. Mr. Bugden also served as Chief Financial Officer of Insider Guides, Inc. (d/b/a myYearbook.com) (“myYearbook”), and then with the Company after myYearbook merged with and into the Company on November 10, 2011, from July 2008 to March 2012. From 2015 to February 2017, Mr. Bugden served as CFO In-Residence for First Round Capital. During this time, Mr. Bugden also served as CFO of ROI Influence Media and Zoomin.com. From May 2013 to October 2015, Mr. Bugden served as CFO of Solve Media, and from March 2012 to January 2013, he served as Senior Vice President, Finance of Rent the Runway. In his capacity as CFO, Mr. Bugden has played a key role in over $750 million of M&A and fundraising transactions. Mr. Bugden earned his CPA during his seven years with Deloitte where he primarily served public technology companies. He graduated from the University of Delaware with a BS in Accounting.

Frederic Beckley has served as our General Counsel and Executive Vice President, Business Affairs since November 2011. From September 2000 to December 2010, Mr. Beckley worked at TruePosition, Inc., where his last position was Executive Vice President, Business Development and General Counsel. From August 1995 to September 2000, Mr. Beckley held a number of positions at Verizon Corporation, including Senior Counsel, Business Development at Verizon Wireless. Mr. Beckley began his professional career in private practice, at Dechert, Price & Rhoads from June 1990 to January 1993, and Pepper, Hamilton & Scheetz, from February 1993 to July 1995. He graduated from the University of Pennsylvania with a BA, Yale Law School with a JD, and Yale Divinity School with an MAR.

Michael Johnson has served as our Chief Accounting Officer since November 2017, previously serving as Vice President of Finance since May 2014 and Senior Controller for the Company from November 10, 2011. Mr. Johnson was appointed in connection with the myYearbook merger. Mr. Johnson served as Senior Controller of myYearbook from October 2008 until the myYearbook merger. Mr. Johnson served as a Divisional Senior Controller for Activant Solutions from March 2007 to October 2008, and Director of Finance for Thomson Peterson’s from April 2002 to March 2007. Mr. Johnson’s experience includes five years in public accounting, and industry experience in social media, software, manufacturing and transportation. He graduated from Rider University with a BSBA in Accounting and an MBA.

Departures

William Alena left his role as Chief Revenue Officer of the Company, effective July 31, 2018.

Niklas Lindstrom stepped down from his role as Chief Technology Officer of the Company effective March 5, 2018. During the period from March 6, 2018 to December 31, 2018, Mr. Lindstrom served as a consultant to the Company, providing transitional assistance services.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The following discussion provides an overview and analysis of our Compensation Committee’s philosophy and objectives in designing compensation programs as well as the compensation determinations and the rationale for those determinations relating to our Chief Executive Officer, Geoffrey Cook, our Chief Financial Officer, James Bugden, each of our three next most highly compensated executive officers serving at the end of 2018 whose compensation exceeded $100,000, and up to two additional individuals who would have been included as one of our three next most highly compensated executive officers, but for the fact that the individual was not serving as an executive officer at the end of 2018, to whom we refer to collectively as our “Named Executive Officers.” Our Named Executive Officers for 2018 were Messrs. Cook, Bugden, Frederic Beckley, Michael Johnson, William Alena and Per Niklas Lindstrom. On July 31, 2018, Mr. Alena left the Chief Revenue Officer role and was no longer an executive officer as of such date. On March 5, 2018, Mr. Lindstrom transitioned out of the Chief Technology Officer role and was no longer an executive officer as of such date.

Executive Summary

2018 Business Performance

In 2018, we made significant progress toward our financial goals.  We delivered solid results across our business while executing on our vision to create meaningful connections for our users through live video. We had total revenue of $178.6 million, a 44% increase from 2017 total revenue.  The increase was driven largely by Lovoo, which we acquired in October of 2017, as well as by strong growth in video revenue. GAAP net income for the Company was $1.1 million in 2018 compared to a GAAP net loss of $64.6 million in 2017. Our 2017 GAAP net income included a non-cash asset impairment charge and deferred tax charge of $56.4 million and $7.7 million, respectively. The Company’s Adjusted EBITDA for 2018 was $32.0 million, compared to $31.6 million in 2017, and non-GAAP net income was $27.5 million, compared to a $28.5 million in 2017.

Our results reflect the meaningful progress we have made transforming our business. In 2018, we generated 60% of our revenue from user pay sources including subscription and in-app purchases. This is up from 27% in 2017 and reflects our progress growing live video revenue and acquiring new user communities.

In 2018, we continued to integrate our acquisition of Lovoo and we made significant progress video-enabling our large global community. Our enhanced video monetization product is now live across all of our apps. As of December 2018, video was already a $71 million annual run-rate business.

We also generated $26.1 million in free cash flow for the year. The stock price performance in 2018 reflected this progress, increasing by more than 50% from the first trading day of the year to the last.

2018 Executive Compensation Objectives and Components

The principal objective of our executive compensation program is to attract, retain and motivate individuals who possess superior knowledge, experience and skills that we believe are important to the advancement of our business. Specifically, our executive compensation programs are designed to attract and retain individuals with exceptional ability and managerial experience and align our Named Executive Officers’ incentives with our corporate strategies, business objectives and the long-term interests of our stockholders.

The components of our compensation program include base salary, annual performance-based bonuses, long-term equity compensation, severance and change in control benefits. We utilize base salary and annual performance bonuses to incentivize company and individual performance in relation to competitive market conditions. Equity awards are primarily used to promote long-term stockholder value and employee retention through the use of multi-year vesting schedules that provide an incentive to the executive to remain in the employ of the Company through the end of the vesting period and an incentive to increase the value of our Company over time. Severance and change in control benefits are used to help ensure we retain our executive talent. We believe that our executive compensation practices provide an appropriate mix of short and long-term incentives, minimize risk-taking among our executives and promote achievement of strategic objectives.

As a result of stockholder outreach in late 2017 and early 2018, we made significant changes to our executive compensation programs for 2018 to better align our executive compensation with long-term stockholder value. Specifically, we froze base salaries for our Named Executive Officers for 2018 and we restructured our annual performance-based bonus structure for all participants, as described below under “Performance-Based Bonuses.” Additionally, we introduced performance-based stock unit awards in lieu of stock options for our Named Executive Officers.

In June 2018, we held a stockholder advisory vote on the compensation of our Named Executive Officers, commonly referred to as a say-on-pay vote. We had significant support from our stockholders with respect to the compensation of our Named Executive Officers (favorable vote of approximately 89%), which is significantly higher than the support we received with respect to the compensation of our Named Executive Officers in 2017, based in large part on the positive changes we made to our executive compensation programs in 2018. As we continued to evaluate our Named Executive Officer compensation program throughout 2018, our Compensation Committee took into account the significant support from our stockholders as evidenced by the favorable stockholder vote in 2018. We will continue to assess our executive compensation programs to ensure that they appropriately reflect stockholder value creation.

Determination of Compensation Elements

In April 2018, our Compensation Committee commissioned F. W. Cook & Co. (“F.W. Cook”), a compensation consulting firm, to conduct an independent analysis of our executive compensation program. The purpose of the review was to provide a competitive reference on pay levels, performance alignment, incentive design and shareholder considerations. The peer group was revised for 2018 to remove four companies that were acquired or whose market cap was too large, with six more similarly sized companies added. The 2018 peer group consists of 15 U.S.-based media and software companies with the Company’s market cap near the group median. In general, all of the companies in our peer group represent companies with which we compete for our executive talent, business and investment. We may replace some of the companies in our peer group with others from time to time as market positions change, suggesting more representative peer companies. The 2018 comparator companies consist of the following:

●	Care.com	●	Hortonworks	●	MobileIron
●	DHI Group	●	Limelight Networks	●	Overstock.com
●	Entercom Comms	●	LivePerson	●	Rubicon Project
●	Glu Mobile	●	Match Group	●	XO Group
●	Hemisphere Media	●	MINDBODY	●	Zix Corp.

In 2018, we used the F.W. Cook independent executive compensation analysis and consulted with F. W. Cook in connection with all compensation actions taken for our Named Executive Officers.

When determining our executive compensation policies in 2018, our Compensation Committee considered recommendations from our Chief Executive Officer, Mr. Cook, regarding the compensation for Named Executive Officers other than himself. Our Compensation Committee has the final authority regarding the overall compensation structure for our Named Executive Officers. As our Chief Executive Officer, Mr. Cook will continue to recommend compensation for our Named Executive Officers other than himself. Mr. Cook does not participate in determining his own compensation.

We believe that our executive compensation program is structured to avoid excessive risk taking by our executives or taking risks that are reasonably likely to have a material adverse effect on The Meet Group. Our executive compensation program has the following risk-limiting characteristics:

•
Our base pay programs consist of generally competitive salary rates that represent a reasonable portion of total compensation and provide a reliable level of income on a regular basis, which decreases incentive on the part of our executives to take unnecessary or imprudent risks;

•
A portion of each executive’s incentive compensation opportunity is tied to long-term incentive compensation that emphasizes sustained performance over time. This reduces any incentive to take risks that might increase short-term compensation at the expense of longer term results; and

•
Annual equity awards have multi-year vesting which aligns the long-term interests of our executives with those of our stockholders and, again, discourages the taking of short-term risk at the expense of long-term performance.

Our executive compensation model emphasizes long-term equity compensation over short-term cash compensation, and performance-based cash compensation over base salaries. The amount of fixed cash compensation (base salary) was approximately 35% of our Named Executive Officers’ target total direct compensation for 2018 and the amount of target total cash compensation was approximately 55% of our Named Executive Officers’ target total direct compensation for 2018. Our Named Executive Officers’ (other than the CEO) target total direct compensation and target total cash compensation for 2018 was below the peer median in the aggregate.

In 2018, our CEO’s target total direct compensation was positioned below the 25th percentile of the peer group and his target total cash compensation was 38% below the median. We believe that this position shows the reasonability of the CEO compensation opportunity and alignment with performance.

Base Salaries

Our Compensation Committee generally establishes base salaries for our Named Executive Officers based on the scope of their responsibilities and the amount and type of work experience prior to joining us, taking into account competitive market compensation paid by other companies to individuals in similar positions. Based on our comparator group, Mr. Cook has a base salary 30% below the median, while Messrs. Bugden, Beckley, Johnson, Alena and Lindstrom have base salaries that are between 7% and 18% below the median. None of the Named Executive Officers’ base salaries were increased in 2018.

Base Salary Effective
January 1, 2018
Named Executive Officer	(no change from 2017)
Geoffrey Cook	$357,978
James Bugden	$339,488
Frederic Beckley	$339,488
Michael Johnson	$210,000
William Alena	$339,488
Per Niklas Lindstrom	$339,528

Performance-Based Bonuses

The Company has a Management Bonus Plan (the “Bonus Plan”) that was established to promote the interests of the Company by creating an annual incentive program to (i) attract and retain key employees who will strive for excellence, and (ii) motivate those individuals to set and achieve above-average objectives by providing them with rewards for contributions to the financial performance of the Company. The Compensation Committee believes that annual performance-based compensation is an effective tool to incentivize key employees.

The individual bonus awards payable to the participants in the Bonus Plan for a plan year is based on criteria determined by the Compensation Committee. Under the Bonus Plan, the criteria include (i) the Company’s achievement of specified Revenue (defined below) goals determined by the Compensation Committee in its sole discretion and (ii) the Company’s achievement of specified Adjusted EBITDA (defined below) goals determined by the Compensation Committee in its sole discretion. The Compensation Committee determines the target goals and relative weighting of the goals in its sole discretion.

In choosing the performance criteria for the 2018 bonuses, the Compensation Committee determined that Revenue and Adjusted EBITDA were the best indicators of the Company’s success in 2018. The Compensation Committee set the Company’s 2018 Adjusted EBITDA target based on the shift in anticipated revenue from advertising to user pay, the latter of which carries a significantly lower margin. Accordingly, while the Revenue target called for the Company’s Revenue to increase substantially in 2018, the 2018 Bonus Plan reflected an anticipated decline in Adjusted EBITDA.

For Messrs. Cook, Bugden, Beckley and Johnson, 50% of the bonus was based on achievement of the Revenue target and 50% was based on achievement of the Adjusted EBITDA target. Upon partial achievement of the applicable Revenue and Adjusted EBITDA goals, and provided that threshold performance was met, the bonus amounts would be prorated in accordance with the formulas determined by the Compensation Committee.

Based on shareholder outreach in late 2017, we restructured our annual performance-based bonus structure for all participants. Prior to 2018, we paid bonuses pro rata based on achievement of target goals. Under our revised 2018 plan, for the Revenue metric, no amounts would be paid for failure to achieve at least 87.5% of the annual target, and the maximum achievement was capped at 112.5% of the target; for the Adjusted EBITDA portion, the threshold achievement was set at 75% of target and the maximum achievement was capped at 125% of target. The total award payout was capped at 200% of the target amount.

The target performance-based bonuses under the Bonus Plan were generally at or below the median of the Company’s comparator group. Mr. Cook’s target performance-based bonus is below the 15th percentile. None of the Named Executive Officers’ target performance-based bonuses were increased for 2018.

2018 Revenue resulted in 200% of the applicable weighted portion of each executive’s bonus being paid and the 2018 Adjusted EBITDA resulted in approximately 200% of the applicable weighted portion of each executive’s bonus being paid, for a total payout under the plan at 200% of target for Messrs. Cook, Bugden, Beckley and Johnson. As a result of Mr. Alena’s departure from his role as Chief Revenue Officer of the Company, the total payout, as per his separation agreement was 58% of the overall bonus target, reflecting a prorated target bonus based on the seven months he was employed during 2018. Mr. Lindstrom who was not paid a 2018 bonus pursuant to his separation agreement.

    In February 2018, the Compensation Committee set performance-based annual bonus targets and paid performance-based bonuses in the following amounts in March 2019:

Name	Target Bonus as Percentage of Base Salary	Target Bonus	Actual Bonus Paid
Geoffrey Cook	80%	$286,382	$572,765
James Bugden	50%	$169,744	$339,488
Frederic Beckley	50%	$169,744	$339,488
Michael Johnson	50%	$105,000	$210,000
William Alena(1)	50%	$169,744	$99,017
Per Niklas Lindstrom	50%	$169,764	$—
(1) This reflects the pro-rated target bonus was paid at target pursuant to Mr. Alena’s separation agreement.

“Revenue,” for purposes of the Bonus Plan, generally means the total dollar amount of revenue generated by the Company for products sold or services provided during a specified plan year. “Adjusted EBITDA,” for purposes of the Bonus Plan, generally means earnings (or loss) before interest, benefit or provision for income taxes, depreciation and amortization, stock-based compensation, changes in warrant obligations, nonrecurring acquisition, restructuring or other expenses, gain or loss on disposals of assets, gain or loss on foreign currency transactions and goodwill and long-lived asset impairment charges, if any. In determining whether the Company has achieved an Adjusted EBITDA target, certain bonus accruals under the Bonus Plan are included, and certain costs, as well as revenue and Adjusted EBITDA from acquired entities, and all items of gain, loss or expense for such fiscal year determined to be extraordinary or unusual in nature or infrequent in occurrence, or related to the disposal of a segment of a business, are excluded.

Equity Compensation

On June 1, 2018, our stockholders approved the 2018 Omnibus Incentive Plan (the “2018 Plan”), which permits the Compensation Committee to award various types of equity based awards. In June 2012, our shareholders approved The Meet Group, Inc. 2012 Omnibus Incentive Plan in June 2012 which was amended and restated in August 2014 and December 2016 (the “2012 Omnibus Incentive Plan”). Equity incentives form an integral part of the compensation paid to our Named Executive Officers.

In 2018 we moved away from granting time-based stock options to our Named Executive Officers (and certain other members of senior management) in favor of performance-based stock units (“PSUs”) to incent long-term value creation. PSUs were granted to our Named Executive Officers in April 2018 in the amounts set forth below. Except in the event of certain terminations of employment or a change in control during the performance period, PSUs vest in their entirety on the third anniversary of their grant date (rather than yearly and monthly, as our time-based stock options did) depending on the Company’s total stockholder return (“TSR”) compared to members of the Russell 2000 index over the course of that three-year period, and the Company’s absolute TSR over the same period. None of the PSUs will vest if the Company’s TSR ranks at or below the 30th percentile. In that case, all of the PSUs will be forfeited. If the Company’s absolute TSR is negative, the number of shares earned will be capped at target, even if the relative TSR is greater than target. PSU share payouts, if any, range from a threshold of 33% to a maximum of 170%. The Company chose TSR as the performance metric plan to replace its time-based stock option plan because we believe TSR best represents stockholder value creation and provides our senior management with incentives to drive meaningful performance changes. The three-year performance period was chosen to allow a reasonable timeframe for value creation.

In June 2018, we granted restricted stock awards (“RSAs”) to our Named Executive Officers. The RSAs vest over three years in three equal annual installments on the first, second and third anniversaries of the date of grant.

Based on grant date fair value, approximately 50% of the annual equity compensation granted to our Named Executive Officers was in the form of PSUs and 50% was in the form of RSAs. We believe that PSUs and RSAs provide a strong incentive to increase stockholder value because they directly align our Named Executive Officer’s interests with those of stockholders. We believe our executive compensation program provides a real incentive to our executive officers to create long term stockholder value.

Based on shareholder outreach in 2017 and 2018, we considered the fall in our stock price by making a material reduction in year-over-year value, including a 40% reduction in Mr. Cook’s equity grant value and a 30% reduction for the other Named Executive Officers. The actual PSU and RSA grants to our Named Executive Officers in 2018 are set forth in the table below.

Named Executive Officer	Shares of Restricted Common Stock	Shares of Performance Stock Units
Geoffrey Cook	163,000	178,000
James Bugden	76,000	96,500
Frederic Beckley	76,000	96,500
Michael Johnson	21,500	27,500
William Alena(1)	—	65,500
Per Niklas Lindstrom	—	—

1.
As part of Mr. Alena’s separation agreement, all of Mr. Alena’s PSUs vested at the maximum share payout percentage of 170%, which was determined based on Company performance as of his termination date, pursuant to the terms of the PSUs. On July 31, 2018, Mr. Alena received 111,350 shares of common stock in connection with the vesting of his PSUs.

Each of our Named Executive Officers, other than Mr. Cook and Mr. Lindstrom, is a party to a vesting agreement that provides enhanced vesting terms for cash and equity awards (“Vesting Agreement”). With the exception of the PSUs granted in 2018, the terms of the Vesting Agreement supersede any contrary provisions less favorable to the executive contained in any compensation or benefit plan, grant agreement relating to the equity-based awards and cash-based awards, or other agreement between the executive and the Company or its successor. As more fully explained below under “Vesting Agreement,” the Vesting Agreement implements double trigger vesting with respect to the Named Executive Officers’ outstanding equity awards and cash-based awards, and provides certain protections in the event awards assumed by the Company’s successor in a change of control lose value following the change of control. The Compensation Committee believes that the Vesting Agreement is in the best interest of the Company and its shareholders. The Vesting Agreement was implemented in 2016 in order to incentivize the Named Executive Officers to continue providing services in the event of a change of control or anticipated change of control of the Company.

Employment Agreements

We have employment agreements with Messrs. Cook, Bugden, Beckley and Johnson, each of which provides for special benefits upon certain types of employment termination events. In 2018, Messrs. Bugden, Johnson and Lindstrom were parties to offer letters that also provided for severance benefits upon certain types of termination events. Mr. Bugden’s offer letter was superseded by his employment agreement effective March 2, 2018 and Mr. Johnson’s offer letter was superseded by his employment agreement effective March 2, 2018. We enter into employment agreements and offer letters with our key executives, including the Named Executive Officers, as part of a competitive compensation and retention package. In connection with the termination of employment of Messrs. Alena and Lindstrom, we entered into severance agreements with each of them. The employment agreements and severance agreements are more fully explained below under “Potential Payments upon Termination or Change-In-Control.”

Perquisites

We do not have programs for providing personal benefit perquisites to Named Executive Officers.

Broad-Based Programs

Our Named Executive Officers are eligible to participate in our broad-based group health, dental, life and disability plans and 401(k) savings plan offered to all full time employees of the Company. There was a matching contribution provided by the Company during 2018.

Named Executive Officer	401(k) Plan Company Match ($)
Geoffrey Cook	11,000
James Bugden	10,800
Frederic Beckley	11,435
Michael Johnson	11,000
William Alena	10,997
Per Niklas Lindstrom	2,881

Stock Ownership Guidelines

The Board adopted a stock ownership policy, effective December 20, 2016 (the “Ownership Policy”). The Ownership Policy provides that the members of the Board and executive officers of the Company are expected to own shares of Company common stock pursuant to the following valuation requirements:

•	members of the Board must own four times the annual base retainer;

•	the Chief Executive Officer must own four times base salary; and

•	other executive officers must own one times base salary.

Individuals subject to the Ownership Policy have a five-year period in which to comply with the relevant ownership requirement. When evaluating compliance, fully-owned shares, shares held in trust, shares held in retirement accounts, and time-vested restricted stock awards (both vested and unvested) will be counted; performance-contingent equity awards and options to purchase Company common stock will not be counted.

If an individual subject to the Ownership Policy is not in compliance after five years, he or she should retain 50% of after-tax profit shares following option exercises and restricted stock vesting until in compliance with the Ownership Policy, after which this retention requirement will cease. If such individual falls out of compliance after achieving it, the retention requirement will thereafter apply until compliance is again achieved. There are no sanctions for non-compliance, and an affected individual will not be required to purchase shares of Company common stock in the open market. As of the date of this Proxy Statement, all executive officers and members of the Board are in compliance with the stock ownership policy.

Anti-Hedging and Anti-Pledging Policies

Pursuant to the Company’s insider trading policy, the Company prohibits any employees, officers, directors or other individuals who are aware of material non-public information from buying or selling puts or calls of our stock (i.e., entering into a hedging transaction) and from pledging our stock as collateral for a loan (i.e., entering into a pledging transaction).

Clawback Policy

In April 2018, the Company adopted a formal clawback policy. The policy provides that in the event of a material restatement of the Company’s financials, the Board (or a committee designated by the Board) will review the incentive compensation (including cash and equity compensation awards) that was paid or awarded with respect to the period to which the restatement relates, to the Company’s current and former executive officers (including Named Executive Officers) who engaged in fraud or other misconduct that resulted in the restatement. To the extent the Board or designated committee deems appropriate, the Board or such committee may seek the recoupment or forfeiture of such incentive-based compensation (including all types of cash and equity compensation awards) paid or awarded to the officer in excess of the amount that would have been paid or awarded to the officer under the Company’s restated financial statements. The demand for recoupment or forfeiture must be made not later than three years following the payment or award, as applicable, of the incentive compensation.

Compensation Adviser Independence

The Compensation Committee worked directly with F. W. Cook to conduct a review of the Company’s compensation programs. F. W. Cook reported directly to the Compensation Committee and all work conducted by F.W. Cook for the Company is on behalf, and under the direction and the authority, of the Compensation Committee.

The Compensation Committee engaged F. W. Cook to provide executive compensation analyses using peer group proxy data. F. W. Cook provides no services to the Company other than the foregoing consulting services and has no other direct or indirect business relationships with the Company or any of its affiliates. After examining whether there was a conflict of interest present between the Company and F. W. Cook, the Compensation Committee concluded that F. W. Cook had no conflicts of interest during 2018. In reaching this conclusion, the Compensation Committee considered the six independence factors relating to committee advisers that are specified in SEC Rule 10C-1.

Tax Considerations

For the 2018 year, Section 162(m) of the Code generally disallows a publicly held corporation’s tax deduction for compensation in excess of $1 million in any year paid to its chief executive officer, chief financial officer, the next three most highly compensated executive officers and any such “covered employee” for a year after 2016. As in prior years, while deductibility of executive compensation for federal income tax purposes is among the factors the Compensation Committee considers when structuring our executive compensation arrangements, it is not the sole or primary factor considered. We continue to retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of the Company.

Compensation Committee Report

The following tables reflect the compensation paid to our Chief Executive Officer, the individuals serving as Chief Financial Officer during 2018, and our three next most highly compensated executive officers serving at the end of the last fiscal year whose compensation exceeded $100,000, and who we refer to as our Named Executive Officers for 2018.

Christopher Fralic (Chair)
Jean Clifton
Members of the Compensation Committee

Compensation Tables

The following tables reflect the compensation paid to our Named Executive Officers for 2018.

2018 Summary Compensation Table

Name of Principal Position (a)	Year (b)	Salary ($)(c)(1)	Stock Awards ($)(e)(2)		Option Awards ($)(f)(2)		Non-Equity Incentive Plan Compensation ($)(g)		All Other Compensation ($)(i)(28)	Total ($)(j)
Geoffrey Cook	2018	$357,978	$1,206,869	(3)	$—		$572,765	(25)	$32,907	$2,170,519
Chief Executive Officer	2017	354,509	474,374	(4)	829,764	(16)	190,421	(26)	31,527	1,880,595
	2016	343,755	324,720	(5)	573,008	(17)	358,942	(27)	32,826	1,633,251

James Bugden	2018	339,488	602,464	(6)	—		339,488	(25)	22,273	1,303,713
Chief Financial Officer	2017	301,351	950,974	(7)	867,375	(18)	155,409	(26)	20,573	2,295,682
	2016	—	—		—		—		—	—

Frederic Beckley	2018	339,488	602,464	(6)	—		339,488	(25)	20,467	1,301,907
General Counsel and Executive Vice President, Business Affairs	2017	323,618	440,597	(8)	391,496	(19)	112,866	(26)	20,729	1,289,306
	2016	275,100	98,400	(9)	184,481	(20)	179,534	(27)	19,638	757,153

Michael Johnson	2018	210,000	171,024	(10)	—		210,000	(25)	29,281	620,305
Chief Accounting Officer	2017	192,577	177,829	(11)	74,699	(21)	61,887	(26)	27,807	534,799
	2016	175,434	67,896	(12)	48,217	(22)	81,658	(27)	25,640	398,845

William Alena	2018	198,035	192,783	(13)	—		99,017	(25)	211,880	701,715
Former Chief Revenue Officer	2017	336,198	252,564	(14)	265,403	(23)	112,866	(26)	35,626	1,002,657
	2016	326,000	98,400	(9)	184,481	(20)	212,751	(27)	30,243	851,875

Per Niklas Lindstrom	2018	60,506	—		—		—		345,827	406,333
Former Chief Technology Officer	2017	283,816	724,500	(15)	861,725	(24)	94,066	(26)	21,646	1,985,753

_______________

(1)	Represents cash compensation for salary.

(2)
The amounts in these columns represent the fair value of the award as of the grant date as computed in accordance with FASB ASC Topic 718 and the SEC disclosure rules. The amounts in the column titled “Option Awards” represent awards that were paid in the form of stock options and do not reflect the actual amount that may be realized by the Named Executives Officers.

(3)
Includes a restricted stock award of 163,000 shares of Company common stock, which vests in equal increments on June 13, 2018, 2019 and 2020. Includes a performance share award of 178,000 shares, with a grant date fair value of $2.94 per share, of Company common stock with share payouts ranging from 0 to 302,600 shares of Company common stock. The performance share award vests on April 9, 2021.

(4)	Includes a restricted stock award of 91,578 shares of Company common stock, which vests in equal increments on May 9, 2018, 2019 and 2020.

(5)	Includes a restricted stock award of 99,000 shares of Company common stock, which vests in equal increments on April 26, 2017, 2018 and 2019.

(6)
Includes a restricted stock award of 76,000 shares of Company common stock, which vests in equal increments on June 13, 2018, 2019 and 2020. Includes a performance share award of 96,500 shares, with a grant date fair value of $2.94 per share, of Company common stock with share payouts ranging from 0 to 164,050 shares of Company common stock. The performance share award vests on April 9, 2021.

(7)
Includes a restricted stock award of 150,000 shares of Company common stock, which vests in equal increments on February 1, 2018, 2019 and 2020, a restricted stock award of 20,870 shares of Company common stock, which vests on April 20, 2018 and a restricted stock award of 47,072 shares of Company common stock, which vests on December 13, 2018.

(8)
Includes a restricted stock award of 20,870 shares of Company common stock, which vests on April 20, 2018, a restricted stock award of 41,626 shares of Company common stock, which vests in equal increments on May 9, 2018, 2019 and 2020 and a restricted stock award of 47,072 shares of Company common stock, which vests on December 13, 2018.

(9)	Includes a restricted stock award of 30,000 shares of Company common stock, which vests in equal increments on April 26, 2017, 2018, and 2019.

(10)
Includes a restricted stock award of 21,500 shares of Company common stock, which vests in equal increments on June 13, 2018, 2019 and 2020. Includes a performance share award of 27,500 shares, with a grant date fair value of $2.94 per share, of Company common stock with share payouts ranging from 0 to 46,750 shares of Company common stock. The performance share award vests on April 9, 2021.

(11)
Includes a restricted stock award of 10,435 shares of Company common stock, which vests on April 20, 2018, a restricted stock award of 17,600 shares of Company common stock, which vests in equal increments on May 19, 2018, 2019 and 2020, a restricted stock award of 7,500 shares of Company common stock, which vests in equal increments on November 13, 2018, 2019 and 2020 and a restricted stock award of 8,559 shares of Company common stock, which vests on December 13, 2018.

(12)	Includes a restricted stock award of 20,700 shares of Company common stock, which vests in equal increments on April 26, 2017, 2018, and 2019.

(13)
Includes a performance share award of 65,500 shares, with a grant date fair value of $2.94 per share, of Company common stock with share payouts ranging from 0 to 111,350 shares of Company common stock. The performance share award vests on April 9, 2021.

(14)
Includes a restricted stock award of 2,609 shares of Company common stock, which vests in equal increments on April 20, 2018, 2019 and 2020, a restricted stock award of 28,306 shares of Company common stock, which vests in equal increments on May 9, 2018, 2019 and 2020, a restricted stock award of 15,000 shares of Company common stock, which vests in equal increments on June 2, 2018, 2019 and 2020 and a restricted stock award of 8,559 shares of Company common stock, which vests on December 13, 2018.

(15)	Includes a restricted stock award of 150,000 shares of Company common stock, which vests in equal increments on February 28, 2018, 2019 and 2020.

(16)
Includes 226,885 10-year stock options exercisable at $5.18 per share, which vests as to one-third on May 9, 2018, and the balance vests over a two-year period in equal monthly increments with the first monthly vesting date being June 9, 2018.

(17)
Includes 246,000 10-year stock options exercisable at $3.28 per share, which vested as to one-third on April 26, 2017, and the balance vests over a two-year period in equal monthly increments with the first monthly vesting date being May 26, 2017.

(18)
Includes 250,000 10-year stock options exercisable at $4.84 per share, which vests as to one-third on February 1, 2018, and the balance vests over a two-year period in equal monthly increments with the first monthly vesting date being March 1, 2018.

(19)
Includes 107,048 10-year stock options exercisable at $5.18 per share, which vests as to one-third on May 9, 2018, and the balance vests over a two-year period in equal monthly increments with the first monthly vesting date being June 9, 2018.

(20)
Includes 79,200 10-year stock options exercisable at $3.28 per share, which vested as to one-third on April 26, 2017, and the balance vests over a two-year period in equal monthly increments with the first monthly vesting date being May 26, 2017.

(21)
Includes 17,000 10-year stock options exercisable at $4.66 per share, which vests in equal increments on May 19, 2018, 2019 and 2020 and 12,500 10-year stock options exercisable at $2.23 per share, which vests in equal increments on November 13, 2018, 2019 and 2020.

(22)	Includes 20,700 10-year stock options exercisable at $3.28 per share, which vests in equal increments on April 26, 2017, 2018 and 2019.

(23)
Includes 72,570 10-year stock options exercisable at $5.18 per share, which vests as to one-third on May 9, 2018, and the balance vests over a two-year period in equal monthly increments with the first monthly vesting date being June 9, 2018.

(24)
Includes 250,000 10-year stock options exercisable at $4.83 per share, which vests as to one-third on February 28, 2018, and the balance vests over a two-year period in equal monthly increments with the first monthly vesting date being March 28, 2018.

(25)	Represents bonus amounts earned for services performed in 2018, pursuant to the Bonus Plan, as described under “Performance-Based Bonuses” in the Compensation Discussion and Analysis.

(26)	Represents bonus amounts earned for services performed in 2017 pursuant to the 2017 Bonus Plan.

(27)	Represents bonus amounts earned for services performed in 2016 pursuant to the 2016 Bonus Plan.

(28)
The amounts in this column include company matching contributions under the Company’s 401(k) Plan, and Company-paid health, dental, life and disability insurance premiums. The amounts for 2018 are shown in the following table:

Named Executive Officer	401(k) Plan Company Match ($)	Health & Dental Insurance Premiums ($)	Life Insurance Premiums ($)	Disability Insurance Premiums ($)
Geoffrey Cook	11,000	15,116	84	6,707
James Bugden	10,800	5,202	84	6,187
Frederic Beckley	11,435	—	84	8,948
Michael Johnson	11,000	15,116	84	3,081
William Alena	10,997	20,428	47	5,224
Per Niklas Lindstrom	2,881	1,742	20	1,596

Grants of Plan Based Awards – 2018

The following table provides details regarding plan-based awards granted to our Named Executive Officers in 2018.

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($)(d)(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)(i)(2)	Grant Date Fair Value of Stock and Option Awards (l)(3)
Geoffrey Cook	4/9/2018	$286,382	178,000	523,899
	6/13/2018		163,000	682,970

James Bugden	4/9/2018	$169,744	96,500	284,024
	6/13/2018		76,000	318,440

Frederic Beckley	4/9/2018	$169,744	96,500	284,024
	6/13/2018		76,000	318,440

Michael Johnson	4/9/2018	$105,000	27,500	80,939
	6/13/2018		21,500	90,085

William Alena	4/9/2018	$169,744	65,500	192,783

(1)
These amounts for Messrs. Cook, Bugden, Beckley, Johnson and Alena represent target cash-based incentive awards made to the Named Executive Officers as approved by the Compensation Committee on April 9, 2018 under the Bonus Plan. Each bonus award represented a target payout based on performance percentages if certain Revenue and Adjusted EBITDA goals were met, as described in more detail in the discussion under “Performance-Based Bonuses” above. The Bonus Plan provided for maximum of 200% of the target bonus for performance under the plan. The amounts in the target column (d) represent 200% achievement of the applicable performance goals. To the extent earned, the bonuses under the Bonus Plan are reported in the Non-Equity Incentive Plan Awards column (g) in the Summary Compensation Table.

(2)
The performance share awards were granted to all Named Executive Officers on April 9, 2018 and vest on April 9, 2021. The performance share awards were granted under the 2012 Omnibus Incentive Plan with a grant date fair value of $2.94 per share. The restricted stock awards were granted to all Named Executive Officers on June 13, 2018 and vest in three equal increments on June 13 of 2018, 2019, and 2020. The restricted stock awards were granted under the 2018 Plan.

(3)
The amounts in this column represents the fair value of the award as of the grant date as computed in accordance with FASB ASC Topic 718 and the recently revised SEC disclosure rules. These amounts represent equity-based awards that are in the form of shares or options to purchase shares of common stock and do not reflect the actual amount that may be realized by the Named Executives Officers.

Outstanding Equity Awards at 2018 Fiscal Year End

Listed below is information with respect to unexercised options and stock that has not vested with respect to equity incentive awards granted to each of our Named Executive Officers as of December 31, 2018, all of which were granted under the 2012 Omnibus Incentive Plan:

		Option Awards					Stock Awards
Name (a)	Grant Date	No. of Securities Underlying Unexercised Options (#) Exercisable (b)	No. of Securities Underlying Unexercised Options (#) Unexercisable (c)		Option Exercise Price ($)(e)	Option Expiration Date (f)	No. of Shares or Units of Stock that have not Vested (g)		Market Value of Shares or Units of Stock that have not Vested (h)
Geoffrey Cook	11/10/2011	450,000	—		4.24	11/10/2021	—		—
	5/7/2014	149,100	—		3.09	5/7/2024	—		—
	4/17/2015	420,000	—	(1)	1.76	4/17/2025	—		—
	4/26/2016	218,667	27,333	(2)	3.28	4/26/2026	—		—
	4/26/2016	—	—		—	N/A	33,000	(10)	152,790
	5/9/2017	119,745	107,140	(3)	5.18	5/9/2027	—		—
	5/9/2017	—	—		—	N/A	61,052	(11)	282,671
	4/9/2018	—	—		—	N/A	178,000	(12)	1,401,038
	6/13/2018	—	—		—	N/A	163,000	(13)	754,690

James Bugden	2/1/2017	83,333	166,667	(4)	4.84	2/1/2027	—		—
	2/1/2017	—	—		—	N/A	100,000	(14)	463,000
	4/9/2018	—	—		—	N/A	96,500	(12)	759,552
	6/13/2018	—	—		—	N/A	76,000	(13)	351,880

Frederic Beckley	1/1/2012	130,000	—		3.32	1/1/2022	—		—
	5/7/2014	13,055	—		3.09	5/7/2024	—		—
	4/17/2015	77,291	—	(1)	1.76	4/17/2025	—		—
	4/26/2016	70,400	8,800	(2)	3.28	4/26/2026	—		—
	4/26/2016	—	—		—	N/A	10,000	(10)	46,300
	5/9/2017	56,498	50,550	(3)	5.18	5/9/2017	—		—
	5/9/2017	—	—		—	N/A	27,751	(11)	128,487
	4/9/2018	—	—		—	N/A	96,500	(12)	759,552
	6/13/2008	—	—		—	N/A	76,000	(13)	351,880

Michael Johnson	5/21/2014	11,667	—		1.90	5/21/2024	—		—
	5/6/2015	25,833	—	(5)	1.64	5/6/2025	—		—
	4/26/2016	13,800	6,900	(6)	3.28	4/26/2026	—		—
	4/26/2016	—	—		—	N/A	6,900	(10)	31,947
	5/19/2017	5,667	11,333	(7)	4.66	5/19/2027	—		—
	5/19/2017	—	—		—	N/A	11,733	(15)	54,324
	11/13/2017	4,167	8,333	(8)	2.23	11/13/2027	—		—
	11/13/2017	—	—		—	N/A	5,000	(16)	23,150
	4/9/2018	—	—		—	N/A	27,500	(12)	216,453
	6/13/2018	—	—		—	N/A	21,500	(13)	99,545

Per Niklas Lindstrom	2/28/2017	83,335	—	(9)	4.83	2/28/2027	—		—

(1)	The options vest as to one-third on May 7, 2015, and the balance vests over a two-year period in equal monthly increments with the first monthly vesting date being June 7, 2015.

(2)	The options vest as to one-third on April 17, 2016, and the balance vests over a two-year period in equal monthly increments with the first monthly vesting date being May 17, 2016.

(3)	The options vest as to one-third on May 9, 2018, and the balance vests over a two-year period in equal monthly increments with the first monthly vesting date being June 9, 2018.

(4)	The options vest as to one-third on February 1, 2018, and the balance vests over a two-year period in equal monthly increments with the first monthly vesting date being March 1, 2018.

(5)	The options vest in equal increments on May 6, 2016, 2017 and 2018.

(6)	The options vest in equal increments on April 26, 2017, 2018 and 2019.

(7)	The options vest in equal increments on May 19, 2017, 2018 and 2019.

(8)	The options vest in equal increments on November 13, 2017, 2018 and 2019.

(9)	The options vested on February 28, 2018.

(10)	The restricted stock awards vest in equal increments on April 26, 2017, 2018 and 2019.

(11)	The restricted stock awards vest in equal increments on May 9, 2018, 2019 and 2020.

(12)	The performance share awards vest on April 9, 2021.

(13)	The restricted stock awards vest in equal increments on June 13, 2019, 2020 and 2021.

(14)	The restricted stock awards vest in equal increments on February 1, 2018, 2019 and 2020.

(15)	The restricted stock awards vest in equal increments on May 19, 2018, 2019 and 2020.

(16)	The restricted stock awards vest in equal increments on November 13, 2018, 2019 and 2020.

Option Exercises and Stock Vested – 2018

The following table provides information regarding option exercises and stock award vesting for our Named Executive Officers in 2018.

	Option Awards		Stock Awards
Named Executive Officer (a)	Number of Shares Acquired on Exercise (b)	Value Realized on Exercise (c)	Number of Shares Acquired on Vesting (d)(1)		Value Realized on Vesting (e)
Geoffrey Cook	—	—	119,526	(2)	$302,410
James Bugden	—	—	117,942	(3)	$358,274
Frederic Beckley	—	—	109,484	(4)	$327,480
Michael Johnson	—	—	46,761	(5)	$133,058
William Alena	169,546	306,945	203,491	(6)	$797,202
Per Niklas Lindstrom	—	—	50,000	(7)	$131,000

(1)	Represents restricted stock awards and performance share awards that vested in 2018.

(2)
Includes a restricted stock award of 168,000 shares that vested as to one-third on April 17, 2018, representing 56,000 shares vesting on April 17, 2018. Includes a restricted stock award of 99,000 shares that vested as to one-third on April 26, 2018, representing 33,000 shares vesting on April 26, 2018, with the balance vesting on April 26, 2019. Includes a restricted stock award of 91,578 shares that vested as to one-third on May 9, 2018, representing 30,526 shares vesting on May 9, 2018, with the balance vesting on May 9, 2019 and May 9, 2020.

(3)
Includes a restricted stock award of 150,000 shares that vested as to one-third on February 1, 2018, representing 50,000 shares vesting on February 1, 2018, with the balance vesting on February 1, 2019 and February 1, 2020. Includes a restricted stock award of 20,870 shares that vested on April 20, 2018. Includes a restricted stock award of 47,072 shares that vested on December 13, 2018.

(4)
Includes a restricted stock award of 53,000 shares that vested as to one-third on April 17, 2018, representing 17,666 shares vesting on April 17, 2018. Includes a restricted stock award of 20,870 shares that vested on April 20, 2018. Includes a restricted stock award of 30,000 shares that vested as to one-third on April 26, 2018, representing 10,000 shares vesting on April 26, 2018, with the balance vesting on April 26, 2019. Includes a restricted stock award of 41,626 shares that vested as to one-third on May 9, 2018, representing 13,875 shares vesting on May 9, 2018, with the balance vesting on May 9, 2019 and May 9, 2020. Includes a restricted stock award of 47,072 shares that vested on December 13, 2018.

(5)
Includes a restricted stock award of 10,435 shares that vested on April 20, 2018. Includes a restricted stock award of 20,700 shares that vested as to one-third on April 26, 2018, representing 6,900 shares vesting on April 26, 2018, with the balance vesting on April 26, 2019. Includes a restricted stock award of 37,500 shares that vested as to one-third on May 6, 2017, representing 12,500 shares vesting on May 6, 2018. Includes a restricted stock award of 17,600 shares that vested as to one-third on May 19, 2018, representing 5,867 shares vesting on May 19, 2018, with the balance vesting on May 19, 2019 and May 19, 2020. Includes a restricted stock award of 7,500 shares that vested as to one-third on November 13, 2018, representing 2,500 shares vesting on November 13, 2018, with the balance vesting on November 13, 2019 and November 13, 2020. Includes a restricted stock award of 8,559 shares that vested on December 13, 2018.

(6)
Includes a restricted stock award of 53,000 shares that vested as to one-third on April 17, 2018, representing 17,667 shares vesting on April 17, 2018. Includes a restricted stock award of 2,609 shares that vested on April 20, 2018. Includes a restricted stock award of 30,000 shares that vested as to one-third on April 26, 2018, representing 10,000 shares vesting on April 26, 2018 and 10,000 vesting on July 31, 2018. Includes a restricted stock award of 28,306 shares that vested as to one-third on May 9, 2018, representing 9,435 shares vesting on May 9, 2018 and 18,871 vesting on July 31, 2018. Includes a restricted stock award of 15,000 shares that vested as to one-third on June 2, 2018, representing 5,000 shares vesting on June 2, 2018 and 10,000 vesting on July 31, 2018. Includes a restricted stock award of 8,559 shares that vested on July 31, 2018. Includes a performance share award of 65,500 that vested at 170% on July 31, 2018 pursuant to the terms of the performance share award, representing 111,350 shares vesting on July 31, 2018.

(7)	Includes a restricted stock award of 150,000 shares that vested as to one-third on February 28, 2018, representing 50,000 shares vesting on February 28, 2018.

Pension Benefits

The Company does not provide pension benefits.

Nonqualified Deferred Compensation

The Company does not have nonqualified deferred compensation plans in which our Named Executive Officers participate.

Material Terms of Named Executive Officer Employment Agreements and Post Employment Compensation

We have employment agreements with Messrs. Cook, Bugden, Beckley and Johnson each of which provides for special benefits upon certain types of employment termination events. In 2018, Messrs. Bugden, Johnson and Lindstrom were parties to offer letters that also provided for severance benefits upon certain types of termination events. Mr. Bugden’s offer letter was superseded by his employment agreement effective March 2, 2018 and Mr. Johnson’s offer letter was superseded by his employment agreement effective March 2, 2018. We enter into employment agreements and offer letters with our key executives, including the Named Executive Officers, as part of a competitive compensation and retention package. In connection with the termination of employment of Messrs. Alena and Lindstrom, we entered into severance agreements with each of them.

Geoffrey Cook’s Employment Agreement

Effective as of July 19, 2011, we entered into an employment agreement with our then Chief Operating Officer and President of the Consumer Internet Division, Geoffrey Cook. The employment agreement was amended effective March 6, 2013, effective August 8, 2013 and again effective November 11, 2016. Mr. Cook was promoted to Chief Executive Officer of the Company, effective March 11, 2013. In addition to the base salary and performance-based bonus described above in the Compensation Discussion and Analysis, during the term of the employment agreement, Mr. Cook is entitled to participate in all health, life, disability, insurance and other benefit programs that the Company may offer to other key executives of the Company from time to time. Mr. Cook is entitled to six weeks of paid time off per calendar year (in addition to holidays), provided that no more than two weeks of paid time off can be used in any calendar month.

The employment agreement provides that in the event that the Company terminates Mr. Cook’s employment without cause (other than on account of death, disability or retirement) or Mr. Cook terminates his employment for good reason, in either case, whether before or after a change of control, then the Company is obligated to pay or provide Mr. Cook (i) a lump sum amount equal to all compensation payable for services rendered to the Company, including unused vacation time and earned bonus, that was accrued and unpaid as of the date of termination of employment, (ii) a lump sum amount equal to two times Mr. Cook’s base salary, plus two times his target bonus, as each is in effect as of the date of termination, (iii) full vesting and exercisability of all stock options, restricted stock awards, restricted stock units, stock appreciation rights, or other share-based awards granted to Mr. Cook by the Company, which such exercisable awards shall remain exercisable for two years following such termination, and (iv) 12 months of continued benefits for Mr. Cook and his dependents under the Company’s life, health, accident and disability plans, if permitted under those plans, on the same cost-sharing basis as was applicable immediately before termination of employment (or, if not permitted under the applicable plans, or if the benefits under the applicable plans are materially reduced, six months of substantially similar benefits for Mr. Cook and his dependents), provided that such continued benefits will cease if Mr. Cook becomes eligible for benefits with a subsequent employer. Following a change of control (other than as a consequence of his death or disability), Mr. Cook is entitled to the same payments and benefits described above. In the event Mr. Cook is terminated following a change of control (other than as a consequence of death or disability), all exercisable awards shall remain exercisable for a period of two years following such termination. The employment agreement provides that if the payments and benefits otherwise payable to Mr. Cook would constitute excess parachute payments within the meaning of Section 280G of the Internal Revenue Code, then the Company will reduce such payments and benefits to an amount that would avoid any excise taxes under Section 4999 of the Internal Revenue Code, if such reduction would provide Mr. Cook with a greater net after-tax benefit than would no reduction; if not, then no reduction applies.

If Mr. Cook’s employment is terminated by the Company without cause or by Mr. Cook for good reason, then Mr. Cook will be subject to non-competition and non-solicitation of customers and employees covenants for six months following termination, unless such termination occurs following a change of control (other than as a consequence of death or disability), in which case, no such covenants will apply to Mr. Cook.

The employment agreement provides that in the event that Mr. Cook’s employment is terminated on account of death, the Company is obligated to pay or provide Mr. Cook’s estate (a) a lump sum amount equal to the sum of all earned but unpaid base salary, three months of Mr. Cook’s base salary and bonus payments and a pro rata portion of his target bonus as in effect immediately prior to termination, (b) full vesting and exercisability of all stock options, restricted stock awards, restricted stock units, stock appreciation rights, or other share-based awards granted to Mr. Cook by the Company, which exercisable awards shall remain exercisable for two years following such termination, and (c) three months of continued benefits under the Company’s health, accident and disability plans, if permitted under those plans, on the same cost-sharing basis as was applicable immediately before termination of employment for Mr. Cook’s eligible dependents. If Mr. Cook’s employment is terminated on account of Mr. Cook’s disability, the Company is obligated to pay or provide Mr. Cook with (1) a lump sum amount equal to the sum of all earned but unpaid base salary, (2) full vesting and exercisability of all stock options, restricted stock awards, restricted stock units, stock appreciation rights, or other share-based awards granted to Mr. Cook by the Company, which exercisable awards shall remain exercisable for two years following such termination, and (3) 12 months of continued benefits for Mr. Cook and his dependents under the Company’s life, health, accident and disability plans, if permitted under those plans, on the same cost-sharing basis as was applicable immediately before termination of employment. Mr. Cook will be subject to the Company’s non-competition and non-solicitation of employees and customers policies under the employment agreement for a period of 12 months following termination on account of disability.

If Mr. Cook’s employment is terminated by the Company for cause or by Mr. Cook without good reason, Mr. Cook is only entitled to a lump sum of all compensation payable for services rendered to the Company, including unused vacation time and earned bonus, that was accrued and unpaid as of the date of termination of employment, unless the Company provides Mr. Cook with notice that it will impose the non-competition and non-solicitation covenants in the employment agreement for up to six months post-termination. If the Company provides such notice and enforces such covenants, Mr. Cook will be entitled to receive, in periodic installments, an amount equal to (x) Mr. Cook’s base salary and target bonus in effect immediately prior to termination, multiplied by (y) the number of months that the Company enforces the covenants (not greater than six), divided by (z) 12.

For purposes of the employment agreement for Mr. Cook, “cause” generally means the executive’s (i) willful misconduct or gross negligence that is not cured within 60 days following notice, (ii) conviction of a felony involving moral turpitude, or (iii) a material act of dishonesty or breach of trust resulting or intended to result directly or indirectly in personal gain or enrichment at the expense of the Company, and “good reason” generally means (a) the Company materially breaches the employment agreement, (b) a material diminution in base compensation (other than an across the board reduction), (c) a material diminution in executive’s authority, duties or responsibilities, or (d) the Company requires the executive, without his consent, to relocate his office more than 75 miles from the current location.

The following table sets forth information regarding potential payments upon termination of employment or a change of control estimated as of December 31, 2018 for Mr. Cook under the terms of his amended employment agreement:

	Salary (1)	Bonus (1)	Prorated Bonus (2)	Accelerated Equity (3)	All Other Compensation (4)	Total
Termination without cause	$715,956	$286,382	—	$2,628,088	$21,907	$3,652,333
Termination for good reason	$715,956	$286,382	—	$2,628,088	$21,907	$3,652,333
Termination by death	$89,495	$71,596	$286,382	$2,628,088	$5,477	$3,081,038
Termination by disability	—	—	—	$2,628,088	$21,907	$2,649,995
Termination for cause	—	—	—	—	—	$—
Termination without good reason	—	—	—	—	—	$—
Termination due to nonrenewal	—	—	—	—	—	$—
Termination in connection with a change of control	$715,956	$286,382	—	$2,628,088	$21,907	$3,652,333
Change of control (5)	—	—	—	$2,628,088	—	$2,628,088

(1)
Represents 24 months of base salary and target bonus, payable in a lump sum amount. The numbers assume that the Company does not pay severance to enforce the restrictive covenants following a termination for cause or without good reason. With respect to base salary payable upon termination due to death, represents three months of base salary. Bonus calculation for termination by death is the annual bonus target, prorated for three months.

(2)	Represents a lump sum amount.

(3)
The amount represents the value of full acceleration of Mr. Cook’s outstanding stock options (based on the spread between the exercise price and the closing price as of December 31, 2018) and restricted stock awards, which vest in full upon a termination of Mr. Cook’s employment without cause, for good reason or on account of death or disability. The amount also includes performance share awards at the payout percentage as of December 31, 2018, which vest in full at the current payout percentage upon a termination of Mr. Cook’s employment without cause, for good reason or on account of death or disability. In addition, pursuant the terms of the 2012 Omnibus Incentive Plan and the 2018 Plan, Mr. Cook’s outstanding stock options, restricted stock awards and performance share awards vest in full if either (i) the stock options and restricted stock awards are assumed or substituted by the successor company and Mr. Cook’s employment is terminated upon or within 24 months following a change in control or (ii) the stock options, restricted stock awards and performance share awards are not assumed or substituted in connection with a change of control, in which case the stock options, restricted stock awards and performance share awards will become fully vested upon the change of control.

(4)
Includes the value of continued benefits for 12 months for Mr. Cook and his dependents under the Company’s life, health, accident and disability plans, assuming permitted under those plans, on the same cost-sharing basis as was applicable immediately before termination of employment. Upon termination due to death, amount includes the value of continued benefits for Mr. Cook’s eligible dependents for three months.

(5)
Pursuant to the employment agreement, Mr. Cook’s options accelerate in full on a change of control. In addition, pursuant the terms of the 2012 Omnibus Incentive Plan and 2018 Plan, if Mr. Cook’s stock options, restricted stock awards and performance share awards are not assumed or substituted in connection with a change of control, the stock options and restricted stock awards will become fully vested upon the change of control. As with our other Named Executive Officers, Mr. Cook is not eligible to receive a tax gross-up to the extent Sections 280G and 4999 of the Internal Revenue Code apply to any payments or benefits he would receive. If the payments and benefits otherwise payable to Mr. Cook would constitute excess parachute payments within the meaning of Section 280G of the Internal Revenue Code, then the Company will reduce such payments and benefits to an amount that would avoid any excise taxes under Section 4999 of the Internal Revenue Code, provided that such reduction would provide Mr. Cook with a greater net after-tax benefit than would no reduction.

James Bugden’s Employment Agreement

Effective as of March 2, 2018, the Compensation Committee approved entering into an employment agreement with Mr. Bugden as our Chief Financial Officer, which employment agreement supersedes the offer letter. The employment agreement has a three-year term that automatically renews unless either party terminates the agreement upon 60 days’ notice.

In addition to the base salary and performance-based bonus described above in the Compensation Discussion and Analysis, Mr. Bugden is eligible to participate in the employee retirement and welfare benefit plans and programs made available to the Company’s senior level executives as a group.

The employment agreement provides that in the event that the Company terminates Mr. Bugden’s employment with the Company at any time without cause (as defined in the employment agreement and summarized below), or Mr. Bugden terminates his employment for good reason (as defined in the employment agreement and summarized below), whether before or after a change of control, and provided he executes and does not revoke a release and waiver of claims, he will be entitled to (i) one year’s base salary, paid in installments, (ii) a pro rata amount of the target bonus based on the number of days Mr. Bugden was employed during the year of termination, paid in a lump sum, (iii) monthly reimbursement for the monthly COBRA costs, less the amount Mr. Bugden would have paid for continued medical and dental coverage as an active employee, for a 12 month period following termination, provided that such reimbursements will cease if Mr. Bugden fails to pay the monthly COBRA costs or he becomes eligible for substantially similar coverage with a subsequent employer, whichever occurs first and (iv) accelerated vesting of time-based equity awards outstanding on Mr. Bugden’s termination date so that such awards will be vested to the extent such awards would have been vested on the next annual vesting date had Mr. Bugden remained employed through such vesting date. A failure by the Company to renew Mr. Bugden’s employment agreement (for a reason other than cause, death or disability or Mr. Bugden’s resignation without good reason) will be treated as termination of Mr. Bugden’s employment entitling him to the severance benefits described above.

The employment agreement provides that in the event that Mr. Bugden’s employment is terminated on account of disability or death, the Company is obligated to pay or provide Mr. Bugden or his executor, legal representative, administrator or designated beneficiary, as applicable, a pro rata portion of Mr. Bugden’s target bonus, based on the number of days Mr. Bugden was employed during the year of termination, paid in a lump sum.

Mr. Bugden is a party to the Company’s standard Confidential Information and Invention Assignment Agreement. Mr. Bugden is also subject to a non-competition covenant during his employment with the Company and for the period of 12 months after Mr. Bugden’s termination of employment for any reason.

The following table sets forth information regarding potential payments upon termination of employment or a change of control estimated as of December 31, 2018 for Mr. Bugden under the terms of his offer letter and the Vesting Agreement:

	Salary (1)	Bonus	Prorated Bonus (2)	Accelerated Equity (3)	All Other Compensation (4)	Total
Termination without cause	$339,488	—	$169,744	$1,638,849	$11,473	$2,159,554
Termination for good reason	$339,488	—	$169,744	$1,638,849	$11,473	2,159,554
Termination by death	—	—	$169,744	—	—	169,744
Termination by disability	—	—	$169,744	—	—	169,744
Termination for cause	—	—	—	—	—	—
Termination without good reason	—	—	—	—	—	—
Termination due to nonrenewal	$339,488	—	$169,744	$1,638,849	$11,473	2,159,554
Termination in connection with a change of control	$339,488	—	$169,744	$1,638,849	$11,473	$2,159,554
Change of control	—	—	—	$1,638,849	—	$1,638,849

(1)	Represents 12 months of base salary, paid in periodic installments in accordance with the Company’s payroll practices.

(2)	Represents a lump sum amount.

(3)
The amount reflects the value of Mr. Bugden’s accelerated stock options (based on the spread between the exercise price and the closing price as of December 31, 2018), restricted stock awards outstanding as of December 31, 2018 and performance share awards at the payout percentage as of December 31, 2018. Pursuant to Mr. Bugden’s employment agreement, upon a termination of employment without cause, for good reason or on account of nonrenewal of the employment agreement, the vesting of Mr. Bugden’s stock options, restricted stock awards and performance share awards will accelerate so that such awards will be vested to the extent such awards would have been vested on the next annual vesting date had Mr. Bugden remained employed through such date. In addition, pursuant the terms of the 2012 Omnibus Incentive Plan and the 2018 Plan, Mr. Bugden’s outstanding stock options, restricted stock awards and performance share awards, vest in full if either (i) the stock options, restricted stock awards and performance share awards are assumed or substituted by the successor company and Mr. Bugden’s employment is terminated upon or within 24 months following a change in control or (ii) the stock options, restricted stock awards and performance share awards are not assumed or substituted in connection with a change of control, in which case the stock options, restricted stock awards and performance share awards will become fully vested upon the change of control. Pursuant to the Vesting Agreement, if Mr. Bugden incurs a Qualifying Termination during the Vesting Period, Mr. Bugden’s stock options, restricted stock awards and performance share awards will vest in full upon such termination of employment. In addition, in certain circumstances, Mr. Bugden may be entitled to a cash payment pursuant to the terms of the Vesting Agreement, as more fully described below under “Vesting Agreements”.

(4)
Pursuant to the employment agreement, Mr. Bugden’s options accelerate in full on a change of control. In addition, pursuant the terms of the 2012 Omnibus Incentive Plan and 2018 Plan, if Mr. Bugden’s stock options, restricted stock awards and performance share awards are not assumed or substituted in connection with a change of control, the stock options and restricted stock awards will become fully vested upon the change of control. As with our other Named Executive Officers, Mr. Bugden is not eligible to receive a tax gross-up to the extent Sections 280G and 4999 of the Internal Revenue Code apply to any payments or benefits he would receive.

Frederic Beckley’s Employment Agreement

Effective as of November 18, 2011, we entered into an employment agreement with our General Counsel and Executive Vice President, Business Affairs, Frederic Beckley. The employment agreement was amended and restated effective June 1, 2016 in order to align the terms with other executive agreements and market practice. The employment agreement has a three-year term that automatically renews unless either party terminates the agreement upon 60 days’ notice.

In addition to the base salary and performance-based bonus described above in the Compensation Discussion and Analysis, Mr. Beckley is eligible to participate in the employee retirement and welfare benefit plans and programs made available to the Company’s senior level executives as a group.

The employment agreement provides that in the event that the Company terminates Mr. Beckley’s employment with the Company at any time without cause (as defined in the employment agreement and summarized below), or Mr. Beckley terminates his employment for good reason (as defined in the employment agreement and summarized below), whether before or after a change of control, and provided he executes and does not revoke a release and waiver of claims, he will be entitled to (i) one year’s base salary, paid in installments, (ii) a pro rata amount of the target bonus based on the number of days Mr. Beckley was employed during the year of termination, paid in a lump sum, (iii) monthly reimbursement for the monthly COBRA costs, less the amount Mr. Beckley would have paid for continued medical and dental coverage as an active employee, for a 12 month period following termination, provided that such reimbursements will cease if Mr. Beckley fails to pay the monthly COBRA costs or he becomes eligible for substantially similar coverage with a subsequent employer, whichever occurs first and (iv) accelerated vesting of time-based equity awards outstanding on Mr. Beckley’s termination date so that such awards will be vested to the extent such awards would have been vested on the next annual vesting date had Mr. Beckley remained employed through such vesting date. A failure by the Company to renew Mr. Beckley’s employment agreement (for a reason other than cause, death or disability or Mr. Beckley’s resignation without good reason) will be treated as termination of Mr. Beckley’s employment entitling him to the severance benefits described above.

The employment agreement provides that in the event that Mr. Beckley’s employment is terminated on account of disability or death, the Company is obligated to pay or provide Mr. Beckley or his executor, legal representative, administrator or designated beneficiary, as applicable, a pro rata portion of Mr. Beckley’s target bonus, based on the number of days Mr. Beckley was employed during the year of termination, paid in a lump sum.

Mr. Beckley is a party to the Company’s standard Confidential Information and Invention Assignment Agreement. Mr. Beckley is also subject to a non-competition covenant during his employment with the Company and for the period of 12 months after Mr. Beckley’s termination of employment for any reason.

The following table sets forth information regarding potential payments upon termination of employment or a change of control estimated as of December 31, 2018 for Mr. Beckley under the terms of his employment agreement and the Vesting Agreement:

	Salary (1)	Bonus	Prorated Bonus (2)	Accelerated Equity (3)	All Other Compensation (4)	Total
Termination without cause	$339,488	—	$169,744	$1,298,099	$9,032	$1,816,363
Termination for good reason	$339,488	—	$169,744	$1,298,099	$9,032	$1,816,363
Termination by death	—	—	$169,744	—	—	$169,744
Termination by disability	—	—	$169,744	—	—	$169,744
Termination for cause	—	—	—	—	—	$—
Termination without good reason	—	—	—	—	—	$—
Termination due to nonrenewal	$339,488	—	$169,744	$1,298,099	$9,032	$1,816,363
Termination in connection with a change of control	$339,488	—	$169,744	$1,298,099	$9,032	$1,816,363
Change of control	—	—	—	$1,298,099	—	$1,298,099

(1)	Represents 12 months of base salary, paid in periodic installments in accordance with the Company’s payroll practices.

(2)	Represents a lump sum amount equal to Mr. Beckley’s target bonus, prorated based on the number of days Mr. Beckley was employed with the Company in 2018.

(3)
The amount reflects the value of Mr. Beckley’s accelerated stock options (based on the spread between the exercise price and the closing price as of December 31, 2018), restricted stock awards outstanding as of December 31, 2018 and performance share awards at the payout percentage as of December 31, 2018. Pursuant to Mr. Beckley’s employment agreement, upon a termination of employment without cause, for good reason or on account of nonrenewal of the employment agreement, the vesting of Mr. Beckley’s stock options, restricted stock awards and performance share awards will accelerate so that such awards will be vested to the extent such awards would have been vested on the next annual vesting date had Mr. Beckley remained employed through such date. In addition, pursuant the terms of the 2012 Omnibus Incentive Plan and 2018 Plan, Mr. Beckley’s outstanding stock options, restricted stock awards and performance share awards, vest in full if either (i) the stock options, restricted stock awards and performance share awards are assumed or substituted by the successor company and Mr. Beckley’s employment is terminated upon or within 24 months following a change in control or (ii) the stock options, restricted stock awards and performance share awards are not assumed or substituted in connection with a change of control, in which case the stock options, restricted stock awards and performance share awards will become fully vested upon the change of control. Pursuant to the Vesting Agreement, if Mr. Beckley incurs a Qualifying Termination during the Vesting Period, Mr. Beckley’s stock options, restricted stock awards and performance share awards will vest in full upon such termination of employment. In addition, in certain circumstances, Mr. Beckley may be entitled to a cash payment pursuant to the terms of the Vesting Agreement, as more fully described below under “Vesting Agreements”.

(4)
Pursuant to Mr. Beckley’s stock option agreements, Mr. Beckley’s options accelerate in full on a change of control. In addition, pursuant the terms of the 2012 Omnibus Incentive Planand 2018 Plan, if Mr. Beckley’s restricted stock awards and performance share awards are not assumed or substituted in connection with a change of control, the restricted stock awards and performance share awards will become fully vested upon the change of control. As with our other Named Executive Officers, Mr. Beckley is not eligible to receive a tax gross-up to the extent Sections 280G and 4999 of the Internal Revenue Code apply to any payments or benefits he would receive.

Michael Johnson’s Employment Agreement

Effective as of March 2, 2018, the Compensation Committee approved entering into an employment agreement with Mr. Johnson as our Chief Accounting Officer. The employment agreement has a three-year term that automatically renews unless either party terminates the agreement upon 60 days’ notice.

In addition to the base salary and performance-based bonus described above in the Compensation Discussion and Analysis, Mr. Johnson is eligible to participate in the employee retirement and welfare benefit plans and programs made available to the Company’s senior level executives as a group.

The employment agreement provides that in the event that the Company terminates Mr. Johnson’s employment with the Company at any time without cause (as defined in the employment agreement and summarized below), or Mr. Johnson terminates his employment for good reason (as defined in the employment agreement and summarized below), whether before or after a change of control, and provided he executes and does not revoke a release and waiver of claims, he will be entitled to (i) one year’s base salary, paid in installments, (ii) a pro rata amount of the target bonus based on the number of days Mr. Johnson was employed during the year of termination, paid in a lump sum, (iii) monthly reimbursement for the monthly COBRA costs, less the amount Mr. Johnson would have paid for continued medical and dental coverage as an active employee, for a 12 month period following termination, provided that such reimbursements will cease if Mr. Johnson fails to pay the monthly COBRA costs or he becomes eligible for substantially similar coverage with a subsequent employer, whichever occurs first and (iv) accelerated vesting of time-based equity awards outstanding on Mr. Johnson’s termination date so that such awards will be vested to the extent such awards would have been vested on the next annual vesting date had Mr. Johnson remained employed through such vesting date. A failure by the Company to renew Mr. Johnson’s employment agreement (for a reason other than cause, death or disability or Mr. Johnson’s resignation without good reason) will be treated as termination of Mr. Johnson’s employment entitling him to the severance benefits described above.

The employment agreement provides that in the event that Mr. Johnson’s employment is terminated on account of disability or death, the Company is obligated to pay or provide Mr. Johnson or his executor, legal representative, administrator or designated beneficiary, as applicable, a pro rata portion of Mr. Johnson’s target bonus, based on the number of days Mr. Johnson was employed during the year of termination, paid in a lump sum.

Mr. Johnson is a party to the Company’s standard Confidential Information and Invention Assignment Agreement. Mr. Johnson is also subject to a non-competition covenant during his employment with the Company and for the period of 12 months after Mr. Johnson’s termination of employment for any reason.

The following table sets forth information regarding potential payments upon termination of employment or a change of control estimated as of December 31, 2018 for Mr. Johnson under the terms of his offer letter and the Vesting Agreement:

	Salary (1)	Bonus	Prorated Bonus (2)	Accelerated Equity (3)	All Other Compensation (4)	Total
Termination without cause	$210,000	—	$105,000	$431,582	$18,281	$764,863
Termination for good reason	$210,000	—	$105,000	$431,582	$18,281	$764,863
Termination by death	—	—	$105,000	—	—	$105,000
Termination by disability	—	—	$105,000	—	—	$105,000
Termination for cause	—	—	—	—	—	$—
Termination without good reason	—	—	—	—	—	$—
Termination due to nonrenewal	$210,000	—	$105,000	$431,582	$18,281	$764,863
Termination in connection with a change of control	$210,000	—	$105,000	$431,582	$18,281	$764,863
Change of control	—	—	—	$431,582	—	$431,582

(1)	Represents 12 months of base salary, paid in periodic installments in accordance with the Company’s payroll practices.

(2)	Represents a lump sum amount.

(3)
The amount reflects the value of Mr. Johnson’s accelerated stock options (based on the spread between the exercise price and the closing price as of December 31, 2018), restricted stock awards outstanding as of December 31, 2018 and performance share awards at the payout percentage as of December 31, 2018. Pursuant to Mr. Johnson’s employment agreement, upon a termination of employment without cause, for good reason or on account of nonrenewal of the employment agreement, the vesting of Mr. Johnson’s stock options, restricted stock awards and performance share awards will accelerate so that such awards will be vested to the extent such awards would have been vested on the next annual vesting date had Mr. Johnson remained employed through such date. In addition, pursuant the terms of the 2012 Omnibus Incentive Plan and the 2018 Plan, Mr. Johnson’s outstanding stock options, restricted stock awards and performance share awards, vest in full if either (i) the stock options, restricted stock awards and performance share awards are assumed or substituted by the successor company and Mr. Johnson’s employment is terminated upon or within 24 months following a change in control or (ii) the stock options, restricted stock awards and performance share awards are not assumed or substituted in connection with a change of control, in which case the stock options, restricted stock awards and performance share awards will become fully vested upon the change of control. Pursuant to the Vesting Agreement, if Mr. Johnson incurs a Qualifying Termination during the Vesting Period, Mr. Johnson’s stock options, restricted stock awards and performance share awards will vest in full upon such termination of employment. In addition, in certain circumstances, Mr. Johnson may be entitled to a cash payment pursuant to the terms of the Vesting Agreement, as more fully described below under “Vesting Agreements”.

(4)
Pursuant to the employment agreement, Mr. Johnson’s options accelerate in full on a change of control. In addition, pursuant the terms of the 2012 Omnibus Incentive Plan and 2018 Plan, if Mr. Johnson’s stock options, restricted stock awards and performance share awards are not assumed or substituted in connection with a change of control, the stock options and restricted stock awards will become fully vested upon the change of control. As with our other Named Executive Officers, Mr. Johnson is not eligible to receive a tax gross-up to the extent Sections 280G and 4999 of the Internal Revenue Code apply to any payments or benefits he would receive.

William Alena’s Separation Agreement

Effective as of July 31, 2018, William Alena ceased to be our Chief Revenue Officer and his employment with the Company terminated on July 31, 2018. In connection with his termination of employment, the Company entered into a separation agreement with Mr. Alena, whereby he is eligible to receive (i) one year’s continued base salary ($357,978), payable in installments over a one-year period, (ii) a target bonus in the amount of 50% of his current base salary ($178,989), which was paid in a lump sum, (iii) 12 months of continued medical and dental coverage under COBRA, less the amount he would be required to contribute if he were an active employee, which reimbursements will cease if Mr. Alena fails to pay the premiums or receives substantially similar benefits from a subsequent employer (up to $15,429), (iv) reimbursement of legal costs for the negotiation of the separation agreement, not to exceed $7,500 and (v) pursuant to the terms Mr. Alena’s Vesting Agreement, the vesting of Mr. Alena’s stock options and restricted stock awards accelerated ($306,863 is the value of Mr. Alena’s accelerated stock options (based on the spread between the exercise price) and the closing price as of December 31, 2017 and restricted stock awards outstanding as of December 31, 2017).

Mr. Alena is a party to the Company’s standard Confidential Information and Invention Assignment Agreement. Mr. Alena is also subject to a non-competition covenant during his employment with the Company and for the period of 12 months after Mr. Alena’s termination of employment for any reason.

Per Niklas Lindstrom’s Separation Agreement

On March 7, 2018, the Company announced that Mr. Lindstrom, by mutual agreement, left the Company effective March 5, 2018. The Company entered into a separation agreement with Mr. Lindstrom whereby he received a severance payment in an amount equal to one year of his base salary of $339,528. Mr. Lindstrom also received his 2017 annual bonus in the amount of $94,209.51.

On March 6, 2018, the Company entered into a consultant agreement with Mr. Lindstrom (the “Consultant Agreement”). Pursuant to the Consultant Agreement, Mr. Lindstrom will provide transitional assistance services to the Company through December 31, 2018 at a rate of $175 per hour. The Consultant Agreement states that Mr. Lindstrom will provide such services approximately 40 hours per week between March 6, 2018 and June 30, 2018 and approximately five hours per week from July 1, 2018 through December 31, 2018. The Consultant Agreement includes standard restrictive covenants such as confidentiality, non-competition, non-solicitation and non-disparagement as well as provisions addressing the assignment and ownership of intellectual property developed by Mr. Lindstrom in his capacity as an independent contractor for the Company.

Vesting Agreements

Each of our Named Executive Officers, other than Mr. Cook, is a party to a vesting agreement that was implemented in 2016 and provides enhanced vesting terms for cash and equity awards (“Vesting Agreement”). With the exception of the PSUs granted in 2018, the terms of the Vesting Agreement supersede any contrary provisions less favorable to the executive contained in any compensation or benefit plan, grant agreement relating to the equity-based awards and cash-based awards, or other agreement between the executive and the Company or its successor. The Compensation Committee believes that the Vesting Agreement is in the best interest of the Company and its shareholders and it was implemented in order to incentivize the Named Executive Officers to continue providing services in the event of a change of control or anticipated change of control of the Company.

The Vesting Agreement provides that if, during the period beginning on the first to occur of (i) six months prior to the consummation of a change of control or (ii) the date upon which a change of control was initiated (as evidenced by a written letter of intent (whether or not binding) or other understanding), and ending on the first to occur of (x) formal cessation of interactions with respect to the anticipated change of control (which may result from failure to achieve the closing of the change of control) or (y) the second anniversary of the consummation of the change of control (such period, the “Vesting Period”), the executive’s employment is terminated by the Company or its successor other than on account of death, disability or cause (as defined in the Vesting Agreement) or by the executive for good reason (as defined in the Vesting Agreement) (such termination of employment, a “Qualifying Termination”), then all outstanding equity-based and cash-based awards held by the executive shall accelerate and become fully vested. The executive will have the right to exercise any options or other exercisable rights for one year following the employment termination date, but not longer than the original term of the option or other exercisable right. Any equity-based and cash-based awards that vest as described above will be paid at the date specified in the applicable award agreement.

If an executive incurs a Qualifying Termination during the Vesting Period and within two years prior to the consummation of the change of control, and if any equity-based awards that are outstanding on the date of termination of employment terminate before the consummation of the change of control on account of the Qualifying Termination, the Company or its successors will pay to the executive a lump sum payment equal to the cash value of the awards that terminated during the Vesting Period prior to the consummation of the change of control by reason of such Qualifying Termination. The lump sum payment will be paid within 30 days following the consummation of the change of control, consistent with the requirements of Section 409A of the Internal Revenue Code or an exception.

In the event a change of control occurs in which some or all of an executive’s equity-based awards are assumed by the acquirer or an affiliate of the acquiror, and the executive subsequently has a Qualifying Termination during the Vesting Period, the executive shall be paid an amount in cash equal to the following for each assumed equity-based award that the executive holds at the date of the Qualifying Termination: The excess (if any) of: (1) the cash value of the equity-based award at the consummation of the change of control, minus (2) the value of the equity-based award on the executive’s termination date. The cash amount shall be paid in a lump sum payment within 60 days following the executive’s termination date, consistent with the requirements of Section 409A of the Internal Revenue Code or an exception. The cash amount shall be paid in addition to any severance benefit to which Executive may be entitled under any employment or severance agreement or plan.

For purposes of the Vesting Agreement,

(a)     the “cash value of the equity-based award at the consummation of the change of control” means (i) as to options (or other appreciation rights), the excess of (x) the value of the relevant shares subject to the option, as determined in the change of control, minus (y) the option’s aggregate exercise price (or other measurement base amount); or (ii) as to full value equity-based awards, the full value of such underlying shares as determined in the change of control transaction,

(b)     the “value of the equity-based award on the executive’s termination date” shall be determined as follows: (x) in the case of an option (or other appreciation right), the amount by which the fair market value of the shares underlying the option as of the termination date exceeds the option’s aggregate exercise price (or other measurement base amount), and (y) in the case of full value equity-based awards, the fair market value of the shares underlying the award as of the executive’s termination date and
(c)     “change of control” generally means (i) any sale, lease, exchange, or other transfer of all or substantially all of the assets of the Company to any other person or entity other than a wholly-owned subsidiary of the Company (in one transaction or a series of related transactions); (ii) dissolution or liquidation of the Company; (iii) when any person or entity acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company’s voting securities (based upon voting power); or (iv) any reorganization, merger, consolidation, acquisition or similar transaction or series of transactions that results in the (A) record holders of the voting stock of the target immediately prior to such transaction or series of transactions holding immediately following such transaction or series of transactions less than 50% of the outstanding shares of any of the voting securities (based upon voting power) of any one of the following: (1) the target, (2) any entity which owns (directly or indirectly) the stock of the Company, (3) any entity with which the Company has merged, or (4) any entity that owns an entity with which the Company has merged; and/or (B) Qualifying Termination of the executive.

Securities Authorized for Issuance under Equity Compensation Plans

The following table discloses, as of December 31, 2018, the number of outstanding options and other rights granted by the Company to participants in equity compensation plans, as well as the number of securities remaining available for future issuance under these plans. The table provides this information separately for equity compensation plans that have and have not been approved by shareholders.

Plan Category	Plan Name	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (c)
Equity compensation plans approved by security holders
	2018	1,737,227	$4.19	6,797,471
	2012	4,163,850	$3.32	—
	2006	1,074,411	$4.00	—
	Total	5,238,261	$3.76	—
Equity compensation plans not approved by security holders	2016	918,854	$4.66	—
Total		6,157,115		—

(1)	The Board approved and our stockholders ratified the issuance of 443,038 of stock options under the Prior Plan (as defined below) outside of our stock incentive plans.

Compensation Committee Interlocks and Insider Participation

The members of the Company’s Compensation Committee during the last completed fiscal year are Christopher Fralic and Jean Clifton. Neither of these individuals has ever been an officer or employee of the Company or any of its subsidiaries.

CEO Pay Ratio

Item 402(u) of Regulation S-K requires us to disclose the annual total compensation of Geoffrey Cook, our Chief Executive Officer, the annual total compensation of a median employee, and their ratio to each other (the “CEO pay ratio”). For our 2018 fiscal year, we estimate that these amounts were as follows:

Mr. Cook’s annual total compensation - $2,137,612
    Our median employee’s annual total compensation - $88,429
Ratio of Mr. Cook’s annual total compensation to our median employee’s annual total compensation - 24:1

For purposes of this calculation, Mr. Cook’s annual total compensation is the total of salary, stock awards, option awards and non-incentive plan compensation as shown in the Summary Compensation Table and the annual total compensation of our median employee was determined in the same manner. To determine our median employee, we took into account the following compensation elements, which we determined are the most commonly used elements of compensation for our employees worldwide:

•	Annualized salary as of December 31, 2018

•	Cash bonus earned in fiscal year 2018 and paid in 2019

•	Grant date fair value of equity awards granted in fiscal year 2018

Our calculation of the median employee included all employees, including full-time, part-time, and foreign employees, employed by us and our subsidiaries as of December 31, 2018. The compensation of permanent employees who were not employed for the entire year, such as new hires, was annualized. We applied a currency exchange rate for employees not paid in U.S. dollars using a 12-month average. We determined the compensation of our median employee by: (i) calculating the annual compensation described above for each of our employees, and (ii) ranking the annual compensation of all employees except for the CEO from lowest to highest.

CERTAIN RELATIONSHIPS RELATED PARTY TRANSACTIONS

Policies and Procedures

On January 29, 2007, our management adopted the Related Party Transactions Policy. The Related Party Transactions Policy applies to certain transactions between The Meet Group and a “Related Party.” Under the Related Party Transaction Policy, management must present to the Audit Committee any such related party transactions that it is proposing to enter into. Any such transactions must be on terms comparable to those obtainable in arm’s length dealing with unrelated third parties and must be approved by the Audit Committee. Under the Related Party Transactions Policy, The Meet Group must include disclosure of such transactions in its applicable filings made with the SEC.

Certain Relationships

In 2018, Catherine Connelly, VP Brand Strategy, earned a salary of $150,000, management incentive bonus of $60,000 and $137,851 worth of RSAs. Ms. Connelly is the sister of Geoffrey Cook, our CEO and Director.  Matthew Eustice, VP Quality Assurance, earned a salary of $155,358, management incentive bonus of $62,753 and $137,851 worth of RSAs. Mr. Eustice is the brother-in-law of Geoffrey Cook. Andrew Connelly, Sr. Designer, earned a salary of $113,385 and $32,682 worth of RSAs. Mr. Connelly is the brother-in-law of Geoffrey Cook.

PROPOSAL 2. ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act and as required by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is presenting its stockholders with an advisory (non-binding) vote on the executive compensation programs as described in this proxy statement for our Named Executive Officers (sometimes referred to as “Say on Pay”).
Accordingly, the following resolution is being presented by the Board at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion, is hereby APPROVED.”

This vote is non-binding. The Board and the Compensation Committee, which is composed of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

In 2018, we made significant progress toward our financial goals.  We delivered solid results across our business while executing on our vision to create meaningful connections for our users through live video. We had total revenue of $178.6 million, a 44% increase from 2017 total revenue.  The increase was driven largely by Lovoo, which we acquired in October of 2017, as well as by strong growth in video revenue. Adjusted EBITDA was $32.0 million in 2018, an increase from $31.6 million in 2017. GAAP net income for the Company was $1.1 million in 2018 compared to a GAAP net loss of $64.6 million in 2017. Our 2017 GAAP net income included a non-cash asset impairment charge and deferred tax charge of $56.4 million and $7.7 million, respectively. The Company’s Adjusted EBITDA for 2018 was $32.0 million, compared to $31.6 million in 2017, and non-GAAP net income was $27.5 million, compared to a $28.5 million in 2017.

Our results reflect the meaningful progress we have made transforming our business. In 2018, we generated 60% of our revenue from user pay sources including subscription and in-app purchases. This is up from 27% in 2017 and speaks to our progress growing live video revenue and acquiring new user communities.

In 2018, we continued to integrate our acquisition of Lovoo and we made significant progress video-enabling our large global community. Our enhanced video monetization product is now live across all of our apps. As of December 2018, video was already a $71 million annual run-rate business.

Our executive compensation programs are designed to motivate our executives to achieve our primary goals of increasing Revenue, Adjusted EBITDA and TSR. Further, the Company’s compensation philosophy is to pay for performance, support the Company’s business strategies, and offer competitive compensation arrangements.

We believe that our executive compensation program, with its emphasis on variable compensation over fixed compensation, rewards sustained performance that is aligned with long-term stockholder interests. We are mindful not to rely on highly leveraged incentives that would result in risky short-term behavior. Our compensation program provides long-term incentives to ensure that our executives continue in employment with us and directly tie executive compensation to achievement of our strategic objectives and generation of stockholder value. Stockholders are encouraged to read the compensation tables and the related narrative disclosure in this proxy statement.

The Compensation Committee has and will continue to take action to structure our executive compensation practices in a manner that is performance-based with a view towards maximizing long-term stockholder value. The Board believes that the executive compensation as disclosed in the tabular disclosures, and narrative executive compensation disclosures in this proxy statement aligns with our peer group pay practices and coincides with our compensation philosophy.

Recommendation of the Board of Directors

The Board unanimously recommends that stockholders vote “For” the proposal to approve, on an advisory basis, the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion, is hereby APPROVED.”

AUDIT COMMITTEE

The Audit Committee, which currently consists of Jean Clifton (Chair), Bedi Singh and Jason Whitt, reviews The Meet Group’s financial reporting process on behalf of the Board and administers our engagement of the independent registered public accounting firm. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, the evaluations of our internal controls, and the overall quality of our financial reporting. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

The Audit Committee has met and held discussions with management and RSM US LLP and affiliated entities. Management represented to the Audit Committee that our financial statements were prepared in accordance with generally accepted accounting principles and the Audit Committee has reviewed and discussed the financial statements with management and RSM US LLP and affiliated entities. The Audit Committee reviewed with RSM US LLP and affiliated entities its judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States.

Audit Committee Report

The Audit Committee has:

•       reviewed the audited financial statements with management;

•       met privately with the independent registered public accounting firm and discussed matters required by Statement on Auditing Standards No. 61, as amended and adopted by the Public Company Accounting Oversight Board, which we refer to as the “PCAOB”;

•      received the written disclosures and the letter from the independent registered public accounting firm, as required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed its independence with The Meet Group, Inc.; and

•     in reliance on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2018 that The Meet Group filed with the SEC on March 8, 2019.

This report is submitted by the Audit Committee.

Jean Clifton (Chair)
Bedi Singh
Jason Whitt
Members of the Audit Committee

The above Audit Committee Report is not deemed to be “soliciting material,” is not “filed” with the SEC and is not to be incorporated by reference in any filings that The Meet Group files with the SEC.

It is not the duty of the Audit Committee to determine that The Meet Group’s financial statements and disclosures are complete and accurate and in accordance with generally accepted accounting principles or to plan or conduct audits. Those are the responsibilities of management and The Meet Group’s independent registered public accounting firm. In giving its recommendation to the Board, the Audit Committee has relied on: (1) management’s representations that such financial statements have been prepared with integrity and objectivity and in conformity with GAAP; and (2) the report of The Meet Group’s independent registered public accounting firm with respect to such financial statements.

Audit Committee’s Pre-Approval Policy

The Audit Committee pre-approves all audit and permissible non-audit services on a case-by-case basis. In its review of non-audit services, the Audit Committee considers whether the engagement could compromise the independence of our independent registered public accounting firm, and whether the reasons of efficiency or convenience is in our best interest to engage our independent registered public accounting firm to perform the services.

Principal Accountant Fees and Services

All of the services provided and fees charged by RSM US LLP and affiliated entities, our independent registered public accounting firm for the fiscal years ended December 31, 2018 and 2017, were approved by our Audit Committee. The following table shows the fees paid to RSM US LLP and affiliated entities.

	2018	2017
Audit Fees(1)	$591,167	$498,786
Audit Related Fees	$—	$—
Tax Fees	$—	$—
All Other Fees(2)	$38,838	$73,785

(1)	These fees relate to the audit of our annual financial statements and the review of our interim quarterly financial statements.

(2)	These fees relate to procedures performed in connection with other regulatory filings.

PROPOSAL 3. RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2019

Our Board has appointed RSM US LLP and affiliated entities to serve as our independent registered public accounting firm for the year ending December 31, 2019. Selection of The Meet Group’s independent registered public accounting firm is not required to be submitted to a vote of the stockholders of The Meet Group for ratification. However, The Meet Group is submitting this matter to the stockholders as a matter of good corporate governance. Even if the appointment is ratified, the Board may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of The Meet Group and its stockholders. If the appointment is not ratified, the Board will consider its options.

A representative of RSM US LLP and affiliated entities is not expected to be present at the Annual Meeting, but if present, will respond to appropriate questions.

The Board unanimously recommends that stockholders vote “For” the proposal to ratify the appointment of our Independent Registered Public Accounting Firm for the year ending December 31, 2019

PROPOSAL 4. THE MEET GROUP, INC. AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Board is asking stockholders to approve the Meet Group, Inc. Amended and Restated Certificate of Incorporation. On April 10, 2019, the Board approved the Amended and Restated Certificate of Incorporation, subject to stockholder approval and, accordingly, the Board directed that the Amended and Restated Certificate of Incorporation be submitted to the Company’s stockholders for approval at the Annual Meeting.

Our Certificate of Incorporation currently authorizes the issuance of 100,000,000 shares of our common stock, par value $0.001 per share. Our Board is proposing for approval by our stockholders an amendment and restatement of our Certificate of Incorporation to increase the number of shares of our common stock we are authorized to issue from 100,000,000 shares to 200,000,000 shares. The full text of the proposed Amended and Restated Certificate of Incorporation is attached to this Proxy Statement as Appendix B.

Background

As of April 18, 2019, approximately 75,319,567 shares of our common stock were issued and outstanding and approximately an additional 9,362,865 shares were reserved for issuance upon the exercise of outstanding warrants and options and the vesting of outstanding RSUs and PSUs granted under our various stock-based plans. Accordingly, a total of approximately 15,317,568 shares of common stock is available for future issuance.

Reasons for Amendment

The Board believes it continues to be in our best interest to have sufficient additional authorized but unissued shares of common stock available in order to provide flexibility for corporate action in the future. Management believes that the availability of additional authorized shares for issuance from time to time in the Board’s discretion is desirable in order to avoid repeated separate amendments to our certificate of incorporation, and the delay and expense incurred in holding special meetings of the stockholders to approve such amendments. We currently have no specific understandings, arrangements or agreements with respect to any future acquisitions that would require us to issue a material amount of new shares of our common stock. However, the Board believes that the currently available unissued shares do not provide sufficient flexibility for corporate action in the future, which could include, for example, raising capital; compensating employees or other service providers; effecting stock splits or dividends or other capitalization changes; acquiring assets, technologies or businesses; and other corporate purposes. If this Proposal 4 is approved, the newly authorized shares of our common stock would be issuable for any proper corporate purpose.

The issuance of additional shares of common stock could have the effect of diluting existing shareholder earnings per share, book value per share and voting power.

The Board of Directors unanimously recommends a vote “For” approval of the Amended and Restated Certificate of Incorporation.

OTHER MATTERS

The Meet Group has no knowledge of any other matters that may come before the Annual Meeting and does not intend to present any other matters. However, if any other matters shall properly come before the meeting or any adjournment, the persons soliciting proxies will have the discretion to vote as they see fit unless directed otherwise.

If you do not plan to attend the Annual Meeting, in order that your shares may be represented and in order to assure the required quorum, please sign, date and return your proxy promptly. In the event you are able to attend the Annual Meeting, at your request, The Meet Group will cancel your previously submitted proxy.

By the Order of the Board of Directors

/s/ SPENCER RHODES
Spencer Rhodes
Chairman of the Board

April 29, 2019

APPENDIX A

NOTE REGARDING FORWARD-LOOKING STATEMENTS AND
NON-GAAP FINANCIAL MEASURES

Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including whether video will continue to transform our business while building community and enabling richer, more meaningful connections, whether our percentage of revenue derived from user pay will increase in 2019 as expected, whether we will build new video features to drive monetization, attract new customers and enhance user experience as expected, whether we will develop standalone apps to attract users beyond our existing audience, whether Growlr will serve as a meaningful entrée into the gay dating space, whether we can continue to grow adjusted EBITDA margins as expected, whether our commitment to corporate responsibility and sustainability will continue to drive long-term shareholder value as expected, and whether we will increase usage of our virtual video gifting product in 2019 as expected. All statements other than statements of historical facts contained herein are forward-looking statements. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “project,” “outlook,” “is likely,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include the risk that our applications will not function easily or otherwise as anticipated, the risk that we will not launch additional features and upgrades as anticipated, the risk that unanticipated events affect the functionality of our applications with popular mobile operating systems, any changes in such operating systems that degrade our mobile applications’ functionality and other unexpected issues which could adversely affect usage on mobile devices. Further information on our risk factors is contained in our filings with the Securities and Exchange Commission (“SEC”), including the Form 10-K for the year ended December 31, 2018 filed with the SEC on March 8, 2019. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Regulation G - Non-GAAP Financial Measures

The Company defines mobile traffic and engagement metrics (including MAU, DAU, chats per day, and new users per day) to include mobile app traffic for all properties and mobile web traffic for MeetMe, Skout and LOVOO. The Company defines Video Daily Active User (vDAU) as a registered user of one of our platforms who has logged in and visited the Live feature, either as a broadcaster or viewer, on the day of measurement. The Company defines Average Video Revenue per Daily Active User (vARPDAU) as the average daily revenue per vDAU. The Company uses these user metrics for financial and operational decision-making and as a means to evaluate period-to-period comparisons. The Company presents user metrics because it believes them to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in its industry and because it believes that these metrics provide useful information to investors regarding the Company’s financial condition and results of operations. There is no directly comparable U.S. generally accepted accounting principles (GAAP) measure to vARPDAU provided in the Company’s financial statements and therefore no reconciliation is provided.

The Company uses Adjusted EBITDA and Non-GAAP Net Income, which are not calculated and presented in accordance with GAAP, in evaluating its financial and operational decision making and as a means to evaluate period-to period comparison. The Company uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. The Company presents these non-GAAP financial measures because it believes them to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. We refer you to the reconciliations below for these historical non-GAAP financial measures to their directly comparable GAAP financial measures.  Information reconciling forward-looking Adjusted EBITDA to GAAP financial measures is unavailable to the Company without unreasonable effort. The Company is not able to provide reconciliations of Adjusted EBITDA to GAAP financial measures because certain items required for such reconciliations are outside of the Company’s control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to the Company without unreasonable effort. The Company provides a range for its adjusted EBITDA outlook that it believes will be achieved, however it cannot accurately predict all the components of the Adjusted EBITDA calculation.

The Company defines Adjusted EBITDA as earnings (or loss) from operations before interest expense, benefit or provision for income taxes, depreciation and amortization, stock-based compensation, changes in warrant obligations, nonrecurring acquisition, restructuring or other expenses, gain or loss on disposal of assets, gain or loss on foreign currency adjustment, and goodwill and long-lived asset impairment charges, if any. The Company excludes stock-based compensation because it is non-cash in nature. The Company defines Non-GAAP Net Income as earnings (or loss) before benefit or provision for income taxes, amortization on intangibles, non-recurring acquisition and restructuring costs, goodwill and long-lived asset impairment charges and non-cash stock-based compensation.

Non-GAAP financial measures should not be considered as an alternative to net income, operating income, cash flow from operating activities, as a measure of liquidity or any other financial measure. They may not be indicative of the historical operating results of the Company nor is it intended to be predictive of potential future results. Investors should not consider non-GAAP financial measures in isolation or as a substitute for performance measures calculated in accordance with GAAP.

The following table presents a reconciliation of net income, a GAAP financial measure, to Adjusted EBITDA:

	Year Ended December 31,
	2018	2017
Net income (loss)	$1,143,388	$(64,591,727)

Interest expense	2,322,148	860,392
Income tax (benefit) expense	467,456	6,703,600
Depreciation and amortization	13,775,881	11,573,827
Stock-based compensation expense	9,285,850	8,467,278
Goodwill impairment	—	56,428,861
Acquisition and restructuring	5,038,254	12,151,492
Loss on disposal of assets	95,315	—
(Gain) loss on foreign currency transactions	(97,533)	32,488
Adjusted EBITDA	$32,030,759	$31,626,211

GAAP basic net income (loss) per common stockholder	$0.02	$(0.94)
GAAP diluted net income (loss) per common stockholder	$0.02	$(0.94)
Basic adjusted EBITDA per common stockholder	$0.44	$0.46
Diluted adjusted EBITDA per common stockholder	$0.42	$0.43

Weighted average shares outstanding:
Basic	73,085,542	68,743,956
Diluted	75,616,439	73,198,544

The following table presents a reconciliation of net income, a GAAP financial measure, to Non-GAAP net income:

	Year Ended December 31,
	2018	2017
GAAP Net income (loss)	$1,143,388	$(64,591,727)

Stock-based compensation expense	9,285,850	8,467,278
Amortization of intangibles	11,519,867	9,353,171
Income tax (benefit) expense	467,456	6,703,600
Goodwill impairment	—	56,428,861
Acquisition and restructuring	5,038,254	12,151,492
Non-GAAP net income	$27,454,815	$28,512,675

GAAP basic net income (loss) per common stockholder	$0.02	$(0.94)
GAAP diluted net income (loss) per common stockholder	$0.02	$(0.94)
Basic Non-GAAP net income per common stockholder	$0.38	$0.41
Diluted Non-GAAP net income per common stockholder	$0.36	$0.39

Weighted average shares outstanding:
Basic	73,085,542	68,743,956
Diluted	75,616,439	73,198,544

APPENDIX B

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
THE MEET GROUP, INC.

The Meet Group, Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows:

1. The Corporation was originally incorporated on April 12, 2011.

2. Pursuant to Section 242 of the Delaware General Corporation Law (the “DGCL”), the amendments and restatement herein set forth have been duly approved by the Board of Directors and shareholders of the Corporation.

3. Pursuant to Section 245 of the DGCL, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Corporation’s (a) Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on December 6, 2011, (b) the Certificate of Amendment filed with the Secretary of State of the State of Delaware on June 1, 2012 and (c) Certificate of Amendment filed with the Secretary of State of the State of Delaware on April 3, 2017 (collectively, the “Current Certificate”).

4. The Current Certificate is hereby amended and restated in its entirety as follows:

1. The name of the corporation is The Meet Group, Inc. (the “Company”).

2. The address of its registered office is Corporation Trust Center, 2019 Orange Street, in the City of Wilmington, in the County of New Castle, in the State of Delaware, 19801. The name of its registered agent at such address is The Corporation Trust Company.

3. The nature of the business or purposes to be conducted or promoted are to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

4. The total number of shares of stock of all classes and series the Company shall have authority to issue is 205,000,000 shares consisting of (i) 200,000,000 shares of common stock, par value of $0.001 per share and (ii) 5,000,000 shares of preferred stock, par value $0.001 with such rights, preferences and limitations as may be set from time to time by resolution of the board of directors and the filing of a certificate of designation as required by the Delaware General Corporation Law.

5. The Company is to have perpetual existence. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, amend, alter or repeal the bylaws of the Company.

6. Elections of directors need not be by written ballot unless the bylaws of the Company shall so provide. Meetings of shareholders may be held within or without the State of Delaware as the bylaws may provide. The books of the Company may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the Company.

7. The Company reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

8. No director of this Company shall be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director. Nothing in this paragraph shall serve to eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to this Company or its shareholders, (b) for acts or omissions not in good faith or which involves intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the shareholders of this article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the shareholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

9.     (a) Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding (except as provided in Section 11 (f)) whether civil, criminal or administrative, (a “Proceeding”), or is contacted by any governmental or regulatory body in connection with any investigation or inquiry (an “Investigation”), by reason of the fact that he or she is or was a director or executive officer (as such term is utilized pursuant to interpretations under Section 16 of the Securities Exchange Act of 1934) of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (an “Indemnitee”), whether the basis of such Proceeding or Investigation is alleged action in an official capacity or in any other capacity as set forth above shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith and such indemnification shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Company the expenses incurred in defending any such Proceeding in advance of its final disposition (an “Advancement of Expenses”); provided, however, that an Advancement of Expenses shall be made only upon delivery to the Company of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise (an “Undertaking”).

(b) If a claim under paragraph (a) of this Section is not paid in full by the Company within 60 days after a written claim has been received by the Company, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit or in a suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In

(i)    any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and

(ii)    any suit by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking the Company shall be entitled to recover such expenses upon a final adjudication that, the Indemnitee has not met the applicable standard of conduct set forth in the Delaware General Corporation Law. Neither the failure of the Company (including its board of directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Company (including its board of directors, independent legal counsel, or its shareholders) that the Indemnitee has not met such applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right hereunder, or by the Company to recover an Advancement of Expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified or to such Advancement of Expenses under this Section or otherwise shall be on the Company.

(c) The rights to indemnification and to the Advancement of Expenses conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this certificate of incorporation, bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

(d) The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

(e) The Company may, to the extent authorized from time to time by the board of directors, grant rights to indemnification and to the Advancement of Expenses, to any employee or agent of the Company to the fullest extent of the provisions of this Section with respect to the indemnification and Advancement of Expenses of directors, and executive officers of the Company.

(f) Notwithstanding the indemnification provided for by this Section 11, the Company’s bylaws, or any written agreement, such indemnity shall not include any expenses incurred by such Indemnitees relating to or arising from any Proceeding in which the Company asserts a direct claim against an Indemnitee, or an Indemnitee asserts a direct claim against the Company, whether such claim is termed a complaint, counterclaim, crossclaim, third-party complaint or otherwise.

10. All action by holders of the Company’s outstanding voting securities shall be taken at an annual or special meeting of the shareholders following notice as provided by law or in the Bylaws and shareholders of the Company shall not have the power to act by means of written consent.

11. This Certificate of Incorporation and the internal affairs of the Corporation shall be governed by and interpreted under the laws of the State of Delaware, excluding its conflict of laws principles. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer (or affiliate of any of the foregoing) of the Corporation to the Corporation or the Corporation’s shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s Certificate of Incorporation or Bylaws, or (iv) any other action asserting a claim arising under, in connection with, and governed by the internal affairs doctrine.

IN WITNESS WHEREOF, the undersigned has executed this Second Amended and Restated Certificate of Incorporation as of the ___ day of June 2019.

THE MEET GROUP, INC.

By:
Geoffrey Cook, Chief Executive Officer

THE MEET GROUP INC
NEW HOPE, PA 18938-1365

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The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain
1A Jean Clifton	☐	☐	☐
1B Geoffrey Cook	☐	☐	☐
1C Christopher Fralic	☐	☐	☐
1D Spencer Rhodes	☐	☐	☐
1E Bedi Singh	☐	☐	☐
1F Jason Whitt	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000417437_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com

THE MEET GROUP, INC.
Annual Meeting of Stockholders
June 12, 2019 10:00 AM Philadelphia time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoints Geoffrey Cook and James Bugden, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of voting stock of The Meet Group, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m., Philadelphia time on June 12, 2019, at the offices of Morgan, Lewis & Bockius LLP located at 1701 Market Street, Philadelphia PA 19103 and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein.

If no such direction is made, this proxy will be voted "FOR" all of the nominees in Proposal 1, "FOR" Proposal 2, "FOR" Proposal 3 and "FOR" Proposal 4. If any other business is properly presented at the meeting, this proxy will be voted by the above-named proxies at the direction of the Board of Directors. At the present time, the Board of Directors knows of no other business to be presented at the meeting.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000417437_2 R1.0.1.18